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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LIN TV Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS To be held on May 1, 2007
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS To be held on May 1, 2007
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1 — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE MATTERS
BOARD OF DIRECTORS’ COMMITTEES AND MEETINGS
DIRECTOR CANDIDATES
COMMUNICATING WITH THE DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
DIRECTOR COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS
OTHER INFORMATION

LIN TV Corp.
Four Richmond Square, Suite 200
Providence, Rhode Island 02906

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
To be held on May 1, 2007

As a stockholder of LIN TV Corp., you are hereby given notice of and invited to attend, in person or by proxy, our 2007 Annual Meeting of Stockholders to be held at our WALA-TV offices, 1501 Satchel Paige Drive, Mobile, Alabama 36606, on May 1, 2007 at 10:00 a.m., local time, at which stockholders will consider and vote on the following matters:

1. The election of three members to our Board of Directors to serve as Class I directors for a term of three years.

2. The transaction of any other business, which may properly come before the meeting.

Our Board of Directors has fixed the close of business on March 23, 2007 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting.

By Order of our Board of Directors,

Denise M. Parent
Secretary

March 30, 2007

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD, FOR WHICH A RETURN STAMPED ENVELOPE IS PROVIDED.

LIN TV Corp.
Four Richmond Square, Suite 200
Providence, Rhode Island 02906

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
To be held on May 1, 2007

The accompanying proxy is solicited on behalf of the Board of Directors of LIN TV Corp., a Delaware corporation (“we,” “us,” “our” or the “Company”), for use at our 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our WALA-TV offices, 1501 Satchel Paige Drive, Mobile, Alabama 36606 on Tuesday, May 1, 2007 at 10:00 a.m., local time, notice of which is attached hereto, and any adjournment or postponement thereof.

The Annual Meeting is being held (1) to consider and vote upon the election of three Class I directors for a three year term and (2) to transact any other business which may properly come before the meeting.

Our Board recommends that you vote FOR all proposals presented.

This Proxy Statement and the enclosed form of proxy are being mailed to stockholders commencing on or about March 30, 2007.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about March 30, 2007. Exhibits will be provided to any stockholder at no charge upon written or oral request to LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906, Attention: Denise M. Parent, Secretary; telephone (401) 454-2880.

Shares Entitled to Vote

Our Board has fixed the close of business on March 23, 2007 as the record date for the Annual Meeting or any adjournment thereof. Only stockholders who were record owners of shares of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of March 23, 2007, 27,311,050 shares of our class A common stock, 23,502,059 shares of our class B common stock and two shares of our class C common stock were issued and outstanding.

Holders of shares of class A common stock outstanding on the record date are entitled to one vote per share at the Annual Meeting.

The class B common stock is generally not entitled to vote except with respect to approval of a range of specified corporate transactions as to which the class B common stock votes as a separate class with each share of class B common stock entitled to one vote. None of the matters being considered at the Annual Meeting is a matter as to which approval of a majority of the class B common stock voting as a separate class is required.

The class C common stock is entitled to 70% of our voting power on all matters submitted to a vote of our stockholders. Each outstanding share of class C common stock is entitled to a proportionate number of votes determined at the record date relative to the total number of shares of class C common stock outstanding. As of March 23, 2007, there were two shares of class C common stock outstanding. As a result, each share of class C common stock will be entitled to cast 31,862,892 votes at the Annual Meeting. The class A common stock and the class C common stock generally vote together as a single class on all matters submitted to a vote of our stockholders.

Voting in Person

If a stockholder plans to attend the meeting and vote in person, we will provide a ballot to such stockholder as he or she arrives. However, if shares are held in the name of a broker, bank or other nominee, the stockholder must bring an account statement or letter from the nominee indicating that such stockholder was the beneficial owner of the shares on March 23, 2007, the record date for voting.

Voting by Proxy

Shares represented by a properly executed proxy in the accompanying form will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the stockholder’s shares will be voted according to the recommendations of our Board.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. A majority of shares entitled to vote at the Annual Meeting present in person or represented by proxy represents a quorum. Shares which abstain from voting on a particular matter and “broker non-votes,” or shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares on a particular matter, are counted for purposes of determining whether a quorum exists.

Vote Required

•	Proposal 1: Election of Directors

The election of directors requires a plurality of the votes cast, and votes may be cast in favor of the nominees or withheld. A plurality means that the nominee receiving the most votes for election to a director position is elected to that position. Votes that are withheld and broker non-votes will be excluded entirely from the vote to elect directors and have no effect.

Revoking a Proxy

A stockholder may revoke his or her proxy at any time before its exercise by sending written notice of revocation to the Secretary of the Company, by signing and delivering a later dated proxy or, if the stockholder attends the Annual Meeting in person, either by giving notice of revocation to the inspector of election at the Annual Meeting or by voting at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of each class of our common stock by each person who beneficially owned more than 5% of any class of our equity securities and by our directors and “named executive officers” (as defined below under “Executive Compensation”), individually, and by our directors and executive officers as a group, as of March 1, 2007 (unless otherwise noted).

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (“SEC”) governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Holders of shares of our class B common stock may elect at any time to convert their shares into an equal number of shares of class A common stock, provided that any necessary consent by the Federal Communications Commission (“FCC”) has been obtained. With the approval of the holders of a majority of our class B common stock and the FCC, one or more shares of class B common stock of a holder may be converted into an equal number of shares of class C common stock. If a majority of the shares of class B common stock convert into shares of class A common stock, each outstanding share of class C common stock will automatically convert into an equal number of shares of class A common stock.

Percentage of beneficial ownership is based on 27,247,158 shares of class A common stock, 23,502,059 shares of class B common stock and two shares of class C common stock outstanding as of March 1, 2007. The number of beneficially owned shares of class A common stock excludes shares of class A common stock issuable upon conversion of shares of our class B common stock and class C common stock. The number of beneficially owned shares of class C common stock excludes shares of our class C common stock issuable upon conversion of shares of our class B common stock.

Unless otherwise indicated below, the address of each person below is c/o LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906.

								Percentage
	Class A		Class B		Class C		Percent of	of Total
	Common Stock		Common Stock		Common Stock		Total	Class A
	Number of	Percent	Number of	Percent	Number of	Percent	Economic	and Class C
	Shares	of Class	Shares	of Class	Shares	of Class	Interest	Voting Power

HM Entities(1)	—	—	23,300,739	99.1%	1	50.0%	45.9%	35.0%
c/o Hicks, Muse, Tate & Furst Incorporated 200 Crescent Court, Suite 1600 Dallas, Texas 75201
Gabelli Asset Management Entities(2)	4,477,980	16.4%	—	—	—	—	8.8%	4.9%
767 Fifth Avenue New York, NY 10153
Wellington Management Company LLP(3)	2,982,260	10.9%	—	—	—	—	5.9%	3.3%
2005 Market Street Philadelphia, PA 19103
Dimensional Fund Advisors Inc.(4)	1,683,032	6.2%	—	—	—	—	3.3%	1.9%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Mellon Financial Corporation(5)	1,399,038	5.1%	—	—	—	—	2.8%	1.5%
One Mellon Center Pittsburgh, PA 15258
Silver Point Capital L.P.(6)	1,932,000	7.1%	—	—	—	—	3.8%	2.1%
Two Greenwich Plaza 1st Floor Greenwich, CT 06830
Gary R. Chapman	302,798	1.1%	—	—	—	—	*	*
150 Cattle Landing Road Meredith NH 03253
Royal W. Carson, III(7)	322,430	1.2%	—	—	1	50%	*	35.4%
500 Victory Plaza East, 3030 Olive Street, Dallas, Texas 75219
Gregory M. Schmidt(8)	210,347	*	—	—	—	—	*	*
Vincent L. Sadusky(9)	63,958	*	—	—	—	—	*	*
Denise M. Parent(10)	64,633	*	—	—	—	—	*	*
Scott Blumenthal(11)	62,761	*	—	—	—	—	*	*
Bart W. Catalane(12)
William S. Banowsky(13)	40,732	*	—	—	—	—	*	*
Dr. William H. Cunningham(14)	22,117	*	—	—	—	—	*	*
Michael A. Pausic	2,222	*	—	—	—	—	*	*
Peter S. Brodsky(15)	4,500	*	23,300,739	99.1%	1	50%	45.9%	35.0%
Douglas W. McCormick(16)	—	*	—	—	—	—	*	*
Mitchell Stern(16)	—	*	—	—	—	—	*	*
Patti S. Hart(16)	—	*	—	—	—	—	*	*
All executive officers and directors as a group (14 persons)(17)	1,096,498	4.0%	23,300,739	99.1%	2	100%	48.0%	71.2%

*	Represents less than 1%

(1)	Includes shares held by the following persons or entities that are or may be deemed to be affiliated with Hicks, Muse, Tate & Furst Incorporated (“HMTF”): (i) 18,122,110 shares of class B common stock and one share of class C common stock held of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P., a limited partnership of which the ultimate general partner is Hicks Muse Fund III Incorporated, (ii) 236,980 shares of class B common stock held of record by HM3 Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund III Incorporated, (iii) 4,692,329 shares of class B common stock held of record by Hicks, Muse, Tate & Furst Equity Fund IV, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Latin America Fund I Incorporated, (iv) 31,562 shares of class B common stock held of record by Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Latin America Fund I Incorporated, (v) 72,820 shares of class B common stock held of record by HM4-EQ Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund IV, LLC, (vi) 13,016 shares of class B common stock held of record by HM4-EN Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund IV, LLC, (vii) 8,329 shares of class B common stock held of record by HM4-P Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund IV, LLC, (viii) 127 shares of class B common stock held of record by HM 1-FOF Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Latin America Fund I Incorporated, and (ix) 123,466 shares of class B common stock held of record by Hicks, Muse & Co. Partners, L.P., a limited partnership of which the ultimate general partner is HM Partners Inc.

John R. Muse is (a) the sole shareholder, sole director and an executive officer of Hicks, Muse Fund III Incorporated and Hicks, Muse Latin America Fund I Incorporated, (b) the sole member and an executive officer of Hicks, Muse Fund IV, LLC and (c) the majority shareholder, a director and an executive officer of HM Partners LLC. Accordingly, Mr. Muse may be deemed to be the beneficial owner of the shares held of record by the entities listed in clauses (i) through (ix) of this footnote (1). Mr. Muse disclaims beneficial ownership of shares not owned of record by him, except to the extent of his pecuniary interest therein. In addition, Mr. Muse, Jack D. Furst, and Thomas O. Hicks are members of a three-person committee that exercises voting and dispositive powers over the securities held by the entities affiliated with HMTF. No single member of the committee has dispositive and/or voting power over the shares held by the HMTF affiliates. Mr. Hicks is a former partner, and Messrs. Muse and Furst are current partners of HMTF. As a result of the foregoing, each of Messrs. Muse, Furst and Hicks may be deemed to beneficially own all or a portion of the shares of common stock beneficially owned by the HMTF affiliates described above. Each of Messrs. Muse, Furst and Hicks disclaims the existence of a group and disclaims beneficial ownership of shares of common stock not owned of record by him. Peter S. Brodsky, a member of our Board of the Company, is a partner of HM Partners LLC. Mr. Brodsky disclaims beneficial ownership of shares not owned of record by him, except to the extent of his pecuniary interest therein.

(2)	According to the Schedule 13D filed by Gabelli Funds LLC (“Gabelli Funds”), Gabelli Asset Management Inc. (“GBL”), Gabelli Securities, Inc. (“GSI”), MJG Associates, Inc. (“MJG”), GGCP Inc. (“GGCP”), GAMCO Investors, Inc. (“GAMCO”) and Mario J. Gabelli on August 28, 2006, are the beneficial owners of, and have the sole power to dispose of or direct the disposition of 478,000 shares, 3,951,680 shares, 4,300 shares, 44,000 shares, 0 shares, 0 shares and 0 shares, respectively, of class A common stock. Gabelli Funds, GBL, GSI, MJG, GGCP, GAMCO and Mario J. Gabelli have the sole power to vote or direct the vote of 478,000 shares, 3,714,480 shares, 4,300 shares 44,000 shares, 0 shares, 0 shares and 0 shares, respectively. Gabelli Funds, GAMCO and GSI are subsidiaries of GBL, which is a subsidiary of GGCP. Mario J. Gabelli is the majority stockholder of GGCP and sole shareholder of MJG.

(3)	According to the Schedule 13G filed by Wellington Management Company LLP on February 14, 2007, Wellington Management Company LLP is the beneficial owner of 2,982,260 shares of class A common stock, with the shared power to vote or direct the vote of 1,543,360 shares of class A common stock and the shared power to dispose or direct the disposition of 2,982,260 shares of class A common stock.

(4)	According to the Schedule 13G filed by Dimensional Fund Advisors Inc. on February 1, 2007, Dimensional Fund Advisors Inc. is the beneficial owner of, with the sole power to vote or direct the vote of and to dispose of or direct the disposition of 1,683,032 shares of class A common stock.

(5)	According to the Schedule 13G filed on February 12, 2007 by Mellon Financial Corporation, Mellon Financial Corporation, Mellon Bank, N.A., Mellon Trust of New England, National Association, The Dreyfus Corporation, Dreyfus Service Corporation, Founders Asset Management LLC, Mellon Capital Management Corporation, The Boston Company Asset Management, LLC, MBC Investments Corporation, Fixed Income (MA) Trust and Fixed Income (DE) Trust are the beneficial owners of 1,399,038 shares of class A common stock with the shared power to vote or direct the vote of, 53,556 shares of class A common stock, the shared power to dispose or direct the disposition of, 59,436 shares of class A common stock, the sole power to vote or direct the vote of, 1,176,686 shares of class A common stock and the sole power to dispose or direct the disposition of, 1,339,602 shares of class A common stock.

(6)	According to the Schedule 13G filed by Silver Point Capital, L.P., Edward A. Mule and Robert J. O’Shea on February 12, 2007, with respect to the ownership of shares of class A common stock by Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd., Silver Point Capital, L.P., Mr. Mule and Mr. O’Shea each have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, 1,932,000 shares of class A common stock. Silver Point Capital, L.P. is the investment manager of Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd., and by reason of such status may be deemed to be the beneficial owner of the shares. Mr. Mule and Mr. O’Shea each indirectly control Silver Point Capital, L.P., and by virtue of such status may be deemed to be the beneficial owners of the shares. Mr. Mule and Mr. O’Shea disclaim beneficial ownership of the shares except to the extent of any pecuniary interest. According to the Schedule 13G filed on February 12, 2007 by Silver Point Capital, L.P., Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd., each have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, 1,932,000 shares of class A common stock.

(7)	Consists of 334 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007, 309,523 shares of class A common stock held of record by Carson LIN SBS L.P., a limited partnership whose ultimate general partner is Carson Private Capital Incorporated and 12,573 shares of class A common stock held of record by Mr. Carson. Mr. Carson is President and a controlling stockholder of Carson Private Capital Incorporated. Mr. Carson disclaims beneficial ownership of shares not owned of record by him.

(8)	Consists of 62,684 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007 and 147,663 shares of class A common stock held of record.

(9)	Consists of 6,667 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007 and 57,291 shares of class A common stock held of record.

(10)	Consists of 4,584 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007 and 60,049 shares of class A common stock held of record.

(11)	Consists of 8,500 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007 and 54,261 shares of class A common stock held of record.

(12)	Mr. Catalane was appointed Senior Vice President and Chief Financial Officer of the Company effective November 27, 2006. As of March 1, 2007, he holds no ownership position in the Company.

(13)	Consists of 1,843 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007 and 38,889 shares of class A common stock held of record.

(14)	Consists of 1,843 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007 and 20,274 shares of class A common stock held of record.

(15)	Mr. Brodsky is deemed to share beneficial ownership with the HM Entities of the 23,300,739 shares of class B common stock and 1 share of the class C common stock owned by such entities. Includes 2,500 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007 and 2,000 shares of class A common stock held of record.

(16)	Messrs. McCormick and Stern were elected to the Company’s Board on September 29, 2006 and Ms. Hart was elected to our Board on December 13, 2006. As of March 1, 2007 none of these individuals held an ownership position in the Company.

(17)	Consists of 88,955 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007 and 1,007,543 shares of class A common stock held of record.

DIRECTORS AND EXECUTIVE OFFICERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and holders of more than 10% of our class A common stock to file with the Securities and Exchange Commission initial reports of ownership of our class A common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and holders of 10% of our class A common stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and representations made by our officers and directors regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to the fiscal year ended December 31, 2006, except for one Form 4 due for Gary R. Chapman, our former Chairman, President and Chief Executive Officer, with respect to the May 16, 2006 disposition of phantom stock units in accordance with his 10b5-1 plan. The Form 4 was filed on May 24, 2006.

PROPOSAL 1 — ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of three each of Class  I, Class II and Class III directors. Our Second Amended and Restated Certificate of Incorporation provides that subject to the rights of holders of any class or series of preferred stock to elect directors, the number of directors shall be established by our Board. Our Board has set the number of directors at nine.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring. This year, three Class I directors will be elected for a three-year term expiring at the 2010 Annual Meeting. The Class II directors have terms expiring at the 2008 Annual Meeting and the Class III directors have terms expiring at the 2009 Annual Meeting.

The persons named in the enclosed proxy will vote to elect as directors the Class I nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies will vote to elect as director the Class I nominees named below. Each Class I nominee will be elected to hold office until the 2010 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. The nominees have indicated their willingness to serve, if elected. However, if any should be unable to serve, the shares of common stock represented by proxies may be voted for substitute nominees designated by our Board.

Set forth below are the name and age of each member of our Board (including the nominees for election as Class I directors), and the positions and offices held by him or her, his or her principal occupation and business experience during the past five years, the names of other publicly held companies of which he or she serves as a director and the year of the commencement of his or her term as a member of our Board.

Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of March 1, 2007, appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

We recommend that you vote FOR each of the three nominees.

Name and Age	Principal Occupation and Business Experience

Nominees for Term Expiring in 2010 (Class I Directors)
William S. Banowsky, Jr., 45	Mr. Banowsky has served as a member of our Board since May 2002. Since 2001, Mr. Banowsky has served as Chief Executive Officer of Magnolia Pictures Company, an independent film distribution company, and since 2004, Mr. Banowsky has served as Chief Executive Officer of Landmark Theatres, the nation’s largest exhibitor of independent and foreign language films. From March 1999 to September 2000, Mr. Banowsky was Executive Vice President and General Counsel of AMFM, Inc., which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications, an affiliate of Hicks, Muse, Tate & Furst Incorporated, in September 2000. From January 1997 to July 2000, Mr. Banowsky was Executive Vice President and General Counsel of Capstar Broadcasting Corporation, which was publicly traded on the New York Stock Exchange until it merged with AMFM, Inc., in July 1999. Mr. Banowsky practiced law for 10 years in Dallas, Texas prior to joining Capstar. Mr. Banowsky served as a director of Sunrise Television Corp. and STC Broadcasting, Inc. until May 2002.

Dr. William H. Cunningham, 63	Dr. Cunningham has served as a member of our Board since May 2002. Dr. Cunningham has served at the University of Texas at Austin since 1971 when he was an Assistant Professor of Marketing. He later became a Professor of Marketing and has held the following additional positions: James L. Bayless Chair for Free Enterprise from 1986 to present; the President of the University of Texas at Austin from 1985 to 1992; and Dean of College of Business Administration/Graduate School of Business from 1983 to 1985. Dr. Cunningham was also Chancellor of the University of Texas System from 1992 to 2000. Dr. Cunningham currently serves on the board of directors of the following publicly traded companies: Lincoln National Corporation, Southwest Airlines Co., Introgen Therapeutics, Inc. and Hayes Lemmerz International, Inc. and also serves as a disinterested director of the John Hancock Funds and the John Hancock Funds III. He is a member of the Philosophical Society of Texas, a trustee for the Southwest Research Institute and a director of the greater Austin Crime Commission. Dr. Cunningham received his B.B.A., M.B.A. and Ph.D. from Michigan State University. Dr. Cunningham served as a director of Sunrise Television Corp. and STC Broadcasting, Inc. until May 2002 when they were merged into LIN TV Corp.

Patti S. Hart, 50	Ms. Hart was elected to our Board in December 2006. Most recently, from March 2004 to August 2005, Ms. Hart served as Chairman and Chief Executive Officer of Pinnacle Systems, Inc. a provider of video editing hardware and software to television broadcast station newsrooms. Previously, from April 2001 to March 2002, Ms. Hart served as Chairman and Chief Executive Officer of Excite@Home. Excite@Home filed for bankruptcy under chapter 11 of the Federal Bankruptcy Code in September 2001. Prior to Excite@Home, from June 1999 to April 2001, Ms. Hart was Chairman and Chief Executive Officer of Telocity, Inc. Both Excite@Home and Telocity, Inc. are broadband service providers. Ms. Hart also served as President and Chief Operating Officer of Sprint’s Long Distance Division from December 1997 to April 1999, and in a number of other senior-level positions with Sprint since December 1995. Ms. Hart is a director of Korn Ferry International, Spansion Inc, and International Game Technology. Ms. Hart holds a BS in marketing and economics from Illinois State University.

Name and Age	Principal Occupation and Business Experience

Directors Whose Terms Expire in 2008 (Class II Directors)
Peter S. Brodsky, 36	Mr. Brodsky has served as a member of our Board since June 2005. Mr. Brodsky joined HM Capital Partners in 1995 and was named partner in 2001. Mr. Brodsky focuses primarily on the media sector. He serves as director of several of HM Capital’s portfolio companies including Choice Cable TV, Persona Inc., CanPages Inc. and Wilkes-Barre Publishing Company. Previous to joining HM Capital, Mr. Brodsky worked in the Investment Banking Division of Credit Suisse First Boston. Mr. Brodsky received his BA from Yale University in 1992.

Douglas W. McCormick, 57	Mr. McCormick was elected to our Board and named non-executive Chairman of our Board in September 2006. Mr. McCormick is a venture partner with Rho Ventures, a division of Rho Capital Partners, which he joined in October 2006. Mr. McCormick’s primary focus at Rho is on investments in the media sector. Prior to Rho, Mr. McCormick was CEO of iVillage Inc. from August 2000 until the sale of iVillage Inc. to NBC Universal in May 2006. He also served on iVillage’s Board of Directors, to which he was appointed in February 1999 and was elected Chairman in April 2001. Mr. McCormick also served a six year term, from 1993 to 1998 as President and Chief Executive Officer of Lifetime Television, a cable network provider. Prior to Lifetime, Mr. McCormick held executive positions with The Samuel Goldwyn Company, Cable Health Network, Petry Television and KCOP-TV. Currently, Mr. McCormick is a member of the board of Ovation Television, Wayport Inc. and Pump Audio, Inc. Mr. McCormick holds a MBA from Columbia University.

Michael A. Pausic, 42	Mr. Pausic has served as a member of our Board since February 2006. Mr. Pausic has been a Limited Partner of Maverick Capital Ltd., a registered investment advisor managing private investment funds, since 1997, where he leads Maverick’s efforts in media and telecommunications investments. From 1995 to 1997, Mr. Pausic was a corporate Vice President at Viacom where he was responsible for international strategic planning and business development. From 1991 to 1995, he served as Vice President of market development and strategic planning for 20th Century Fox. Mr. Pausic received his BS from the University of Virginia and MBA from Fuqua School of Business at Duke University.

Directors Whose Terms Expire in 2009 (Class III Directors)
Royal W. Carson, III, 57	Mr. Carson has served as a member of our Board since August 2000. Since 1982, he has served as Chairman and President of Carson Private Capital, and he has over 35 years of experience sourcing, structuring, and managing private investments. From 1974 to 1994, Mr. Carson’s investment focus was in the oil and gas sector. During that period, Mr. Carson founded Carson Petroleum Corporation, which was sold to Devon Energy Corporation in 1982. Mr. Carson also co-founded CPC Dale Petroleum Company. Prior to forming Carson Petroleum Corporation, Mr. Carson was a registered principal of Royal W. Carson & Company, Inc., an investment securities firm in Oklahoma founded by his father, Royal W. Carson, Jr. Mr. Carson serves as a director of various privately held corporations and community organizations. Mr. Carson also serves on the advisory boards of two prominent private equity firms, Hicks Muse (Dallas) and Lion Capital (London).

Name and Age	Principal Occupation and Business Experience

Vincent L. Sadusky, 42	Mr. Sadusky was elected to our Board in July 2006, when he was also appointed as our President and Chief Executive Officer. From August 2004 until July 2006, Mr. Sadusky served as Vice President, Chief Financial Officer and Treasurer of the Company. From 1999 until August 2004, Mr. Sadusky was Chief Financial Officer and Treasurer of Telemundo Communications Group, Inc., where he worked for over ten years. Prior to joining Telemundo Communications, he performed audit and consulting services for seven years with Ernst & Young, LLC. Mr. Sadusky serves on the board of Maximum Service Television, Inc. (MSTV). He received his MBA from New York Institute of Technology and his BS in accounting from Penn State University.

Mitchell Stern, 52	Mitchell Stern was elected to our Board in September 2006. Mr. Stern previously served, from 2004 to March 2005, as President and Chief Executive Officer of the DirecTV Group, Inc., a satellite television provider. From 1998 until December 2003, Mr. Stern was Chairman and CEO of Fox Television Stations and Twentieth Television, both divisions of News Corporation, where he worked since 1986. From 1978 until 1986, Mr. Stern held various positions in the CBS Television Stations division. Mr. Stern received his MBA from the University of Chicago.

CORPORATE GOVERNANCE MATTERS

Under applicable New York Stock Exchange (“NYSE”) rules, a director of our Company only qualifies as “independent” if our Board determines that the director has no material relationship with our Company (either directly or as a partner, shareholder or officer of an organization that has such a relationship with our Company). Our Board has not adopted any categorical standards to assist it in making determinations of independence, but instead considers all relevant facts and circumstances regarding a director’s relationship with our Company.

Ownership of a significant amount of our stock, or affiliation with a holder of a significant amount of our stock, by itself, does not constitute a material relationship.

The determination of whether a material relationship exists is made by the other members of our Board who are independent.

Our Board has determined that none of Dr. Cunningham, Ms. Hart, or Messrs. Banowsky, Brodsky, Carson, McCormick, Pausic or Stern has a material relationship with our Company, and that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual. None of these directors had any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships with our Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our Company that would constitute a “material relationship” under NYSE rules.

BOARD OF DIRECTORS’ COMMITTEES AND MEETINGS

During 2006, our Board held 12 meetings. Each of our directors attended at least 75% of such meetings and the meetings of the committees on which he or she served during 2006, except for Mr. Stern, who attended two of the three board meetings held subsequent to his becoming a board member. Resolutions adopted by our nominating and corporate governance committee of our Board provide that directors are expected to attend the annual meeting of stockholders. Messrs. Banowsky, Brodsky, Carson, Chapman and Ms. Jordan attended the 2006 annual meeting of stockholders.

Our Board has established three standing committees — audit, compensation, and nominating and corporate governance. Current copies of the charters for all three committees, along with our Corporate Governance Guidelines, the Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial

Officers, are posted on our website, www.lintv.com, in the Investors section under Corporate Governance. The charters for the audit and compensation committees were amended in February 2007.

Our Board determined that none of the members of our Board’s three standing committees during all or a portion of 2006, or Ms. Hart who was appointed to our Board effective December 13, 2006, has a material relationship with our Company and that each of these directors is independent as determined under Section 303A.02 (b) of the NYSE Listed Company Manual, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Until September 29, 2006, the chairman of the audit committee, the chairman of the compensation committee and the chairman of the nominating and corporate governance committee presided at the regularly scheduled executive sessions of the non-management directors on an alternating basis, unless the non-management directors select another director to preside at a particular session. Subsequent to September 29, 2006, Mr. McCormick, as Chairman of our Board, presided at the regularly scheduled executive sessions of the non-management directors. Stockholders and other interested parties may communicate directly with the presiding directors or with the independent directors as a group as described below under the heading “Communicating with the Directors.”

The current members of the committees are identified below:

Nominating and
Corporate
Name	Chairman of Board	Audit	Compensation	Governance

William S. Banowsky, Jr		×		Chair
Peter S. Brodsky			Chair	×
Royal W. Carson, III			×
Dr. William H. Cunningham		Chair
Patti S. Hart(1)
Douglas W. McCormick	×			×
Michael A. Pausic				×
Mitchell Stern		×
Vincent L. Sadusky(2)

(1)	Ms. Hart is presently not a member of any of our Board’s committees.

(2)	See Summary Compensation Table for disclosure related to Mr. Sadusky who is a named executive officer of the Company.

Audit Committee.  The audit committee has the following principal duties:

•	to nominate the independent registered public accounting firm for appointment by our Board of Directors;

•	to meet with our financial management, internal audit and independent registered public accounting firm to review matters relating to our internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the independent audit, the independence of the outside registered public accounting firm and other matters relating to our financial condition;

•	to report to our Board periodically any recommendations the audit committee may have with respect to the foregoing matters; and

•	to review our annual report to stockholders, proxy materials and Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for filing with the Securities and Exchange Commission.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The members of our audit committee are Dr. Cunningham and Messrs. Banowsky and Stern, with Mr. Stern serving since his appointment to the committee on October 31, 2006. Our Board has determined that each member of the audit committee is an “independent director” under NYSE rules governing the qualifications of the members of the audit committee. The audit committee met seven times during 2006.

Our Board has determined that Dr. Cunningham is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Compensation Committee.  The compensation committee has the following principal duties:

•	to review director and executive officer compensation policies, plans and programs;

•	to prepare recommendations and periodic reports to our Board concerning these matters; and

•	to function as the committee that administers our stock option, stock incentive, employee stock purchase and other equity-based plans.

For additional information about the compensation committee, see “Compensation Discussion and Analysis-Overview” and “Role of Management in Establishing Compensation” and “Role of Compensation Consultant.”

The members of our compensation committee are Messrs. Brodsky and Carson. The compensation committee held five meetings during 2006.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee has the following principal duties:

•	to identify individuals qualified to become members of our Board;

•	to recommend to our Board the persons to be nominated by our Board for election as directors at the annual meeting of stockholders;

•	to develop and recommend to our Board a set of corporate governance principles applicable to us; and

•	to oversee the evaluations of our Board and management.

The members of the nominating and corporate governance committee are Messrs. Banowsky, Brodsky, Pausic and McCormick, with Mr. McCormick serving since his appointment to the committee on October 31, 2006. The nominating and corporate governance committee held seven meetings during 2006.

DIRECTOR CANDIDATES

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to the members of our Board and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our Board. In addition, the Company may retain the services of an executive search firm to help identify and evaluate potential director candidates. Messrs. McCormick and Stern and Ms. Hart were recommended to our nominating and corporate governance committee for nomination by a third party search firm.

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, the nominating and corporate governance committee will apply the criteria set forth in our corporate governance guidelines. The committee considers: diversity, skills and experience in the context of the needs of our Board; commitment to understanding our business and industry; the creation, by virtue of other employment or directorships, of potential or actual conflicts of interest; risks of anticompetitive activity or potential or actual violations of or restrictions arising from media ownership regulations; and the ability to exercise sound judgment and high ethical standards. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Denise M. Parent, Secretary, LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If our Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for our next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or our Board, by following the procedures set forth below under “Stockholder Proposals for the 2008 Annual Meeting”; provided that such recommendations are delivered to us, with the information required by our bylaws, no later than the deadline for submission of stockholder proposals provided below. Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in the proxy card for our next annual meeting.

COMMUNICATING WITH THE DIRECTORS

Our Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders that wish to send communications on any topic to our Board, should address such communications to Board, c/o Denise M. Parent, Secretary, LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906.

Stockholders who wish to send communications on any topic to any of our independent directors, or all of our independent directors as a group, should address such communications to Independent Directors, c/o Denise M. Parent, Secretary, LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The audit committee is composed of three members, Dr. Cunningham, Mr. Banowsky and Mr. Stern, since Mr. Stern’s appointment to the committee on October 31, 2006. The audit committee acts under a written charter adopted by our Board, a copy of which is posted in the Corporate Governance area of the Investor Relations section of our website, www.lintv.com. The members of the audit committee are independent directors, as defined by its charter and NYSE rules.

The audit committee reviewed the audited financial statements for the fiscal year ended December 31, 2006 and discussed these financial statements with our management. Management is responsible for our internal controls and the financial reporting process. Management represented to the audit committee that the financial statements had been prepared in accordance with generally accepted accounting principles. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an audit of the financial statements in accordance with generally accepted auditing standards and issuing a report on those financial statements. As appropriate, the audit committee reviews and evaluates, and discusses with our senior executives and financial management, internal audit function and the independent registered public accounting firm, the following matters:

•	the plan for, and the report of the independent registered public accounting firm on, each audit of our financial statements;

•	our management’s assessment of the effectiveness of internal control over financial reporting;

•	our financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

•	management’s selection, application and disclosure of critical accounting policies;

•	changes in our accounting practices, principles, controls or methodologies;

•	the performance of the internal audit function and the independent registered public accounting firm;

•	the engagement letter between the Company and the independent registered public accounting firm;

•	held executive session meetings with the Chief Financial Officer, the Vice President Controller, the internal audit function and the independent registered public accounting firm;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of our internal controls and accounting, financial and auditing personnel.

The audit committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees), as amended, with PricewaterhouseCoopers LLP, our independent registered public accounting firm. SAS 61, as amended, requires our independent registered public accounting firm to discuss with our audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, if applicable, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

PricewaterhouseCoopers LLP also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their independence and engage in a discussion of independence. The audit committee discussed with the independent registered public accounting firm the matters disclosed in this letter and its independence from the Company. The audit committee also considered whether the provision of the other, non-audit related services to us which are referred to under the heading “Independent Auditor Fees and Other Matters” is compatible with maintaining the independence of our registered public accounting firm.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Audit Committee of our Board of Directors

William H. Cunningham (Chairman)
William S. Banowsky
Mitchell Stern

EXECUTIVE OFFICERS

The executive officers of the Company are:

Name	Age	Position

Vincent L. Sadusky	42	President and Chief Executive Officer
Scott M. Blumenthal	58	Executive Vice President Television
Bart W. Catalane	50	Senior Vice President and Chief Financial Officer
William A. Cunningham	49	Vice President and Controller
Denise M. Parent	43	Vice President General Counsel and Secretary
Gregory M. Schmidt	57	Executive Vice President Digital Media

The following information describes the background of our named executive officers who are not members of our Board.

Scott M. Blumenthal has been Executive Vice President Television since September 2006. From February 2005 until September 2006, he served as Vice President Television of our wholly-owned subsidiary, LIN Television Corporation. Mr. Blumenthal previously held general manager positions at our WISH-TV station from May 1999 to September 2002 and at our WOOD-TV and WOTV-TV stations from May 1994 to May 1999.

Bart W. Catalane has been Senior Vice President and Chief Financial Officer since November 2006. He previously served as President, Chief Operating Officer and Chief Financial Officer of Ziff Davis Media, Inc. from November 2001 to February 2006. Mr. Catalane was Chief Financial Officer of TMP Worldwide Inc. from June 1999 to October 2001 and Executive Vice President Operations and Chief Financial Officer of ABC Radio Networks, ABC Radio and ABC Broadcasting from August 1989 to May 1999. He is a Certified Public Accountant.

William A. Cunningham has been Controller since July 1998. He was promoted to Vice President in November 1999. From March 1987 to October 1994, Mr. Cunningham was employed by Fox Television as Vice President, Finance and from October 1994 to June 1996, he was employed by SF Broadcasting, LLC, a joint venture of Fox Television and Savoy Pictures, as Senior Vice President and Chief Financial Officer.

Denise M. Parent has been Vice President General Counsel and Secretary since September 2006. Previously, she was Vice President and Deputy General Counsel since March 1997. From April 1993 to March 1997, Ms. Parent was employed by The Providence Journal Company as Senior Corporate Counsel. Prior to 1993, Ms. Parent was employed by Adler, Pollock & Sheehan, Incorporated, a law firm in Providence, Rhode Island.

Gregory M. Schmidt has been Executive Vice President Digital Media since September, 2006. Previously, he was Vice President of New Development, General Counsel and Secretary since March 1995. From January 1985 to March 1995, Mr. Schmidt was a partner at Covington & Burling, a Washington D.C. law firm with a practice in regulatory and communications law.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The members of the compensation committee are independent directors as defined under NYSE rules and carry out their responsibilities as defined by the compensation committee charter authorized by our Board. The compensation committee has two members: Peter S. Brodsky is the chairman of the committee and Royal W. Carson III is the other member of the committee. The committee has primary responsibilities with respect to assessing, recommending and approving the following areas of compensation:

•	Determining the compensation of the Chief Executive Officer;

•	Determining the compensation of other executive officers including the Senior Vice President and Chief Financial Officer, the Vice President General Counsel, the Executive Vice President Television and the Executive Vice President Digital Media. These executive officers, together with our Chief Executive Officer, are referred to as the named executive officers throughout the Compensation Discussion and Analysis section of this proxy statement;

•	Oversight and administration of incentive-compensation plans and equity-based plans of our Company;

•	Oversight and administration of employee stock plans including the authority to grant stock options and to make stock awards;

•	Determining the compensation of Directors;

•	Approving the Annual Compensation Committee Report included in the proxy statement;

•	Other duties as authorized by our Board from time to time; and

•	Review and approval of this Compensation Discussion and Analysis.

Objectives of Compensation Programs

The committee believes that executive compensation should be designed to:

•	align the performance of the named executive officers with the interests of our shareholders;

•	align compensation of the named executive officers with their own performance and the overall performance of our Company; and

•	reward and retain our named executive officers.

To achieve this, the committee has designed the executive compensation program to reward the achievement of specific annual, long-term and strategic goals of our Company that are designed to improve shareholder value. The committee has evaluated our executive compensation program to insure that the plan is competitive with peer companies in our industry so that we can attract and retain qualified employees in key positions.

Role of Management in Establishing Compensation

The committee makes all compensation decisions regarding our Chief Executive Officer and other executive officers. The committee, in consultation with our Chief Executive Officer, conducts an annual performance review of each executive officer and his/her performance with respect to specific quantifiable and subjective business goals and objectives. In addition, the grant of stock options and restricted stock awards to all of our employees is approved by the committee based on the recommendations of our Chief Executive Officer.

Role of Compensation Consultant

Neither the committee nor our Company has any long-term contractual arrangements with a compensation consultant whose role is to determine or to recommend the amount or the form of compensation for our named executive officers. The committee and our Company have worked with compensation consultants, including Towers Perrin HR Services, to assist in providing the committee with market information and reports regarding compensation practices of our peer companies to assist the committee in its responsibilities. The committee bases its compensation programs, in part, on such peer and market analysis and comparisons.

Design of Compensation Programs

Our executive compensation plan is designed to attract qualified executives and to reward those executives for their contributions to our Company and our shareholders. The compensation program for the named executive officers includes an annual base salary, an annual performance bonus, equity-based compensation, retirement benefits and perquisites.

Cash Compensation

Base Salary.  The base salary amounts paid to our named executive officers are determined based on the judgment of our compensation committee members in consultation with our Chief Executive Officer. The committee considers a number of factors to determine the salary for each of our executives, including compensation paid to similar positions by peer companies in our industry, the work experience of the executive, the executive’s length of service with our Company and the performance of the executive.

Performance Bonus.  The 2006 annual bonuses paid to our named executive officers, other than our Chief Executive Officer, were largely subjective, determined based upon the achievement of certain strategic objectives and other subjective factors. The bonus targets were based upon a certain percentage, ranging from 42% to 47%, of each executive’s salary. The bonus actually paid out was based upon the percentage of the target bonus determined to be earned based upon the actual achievement of objectives.

The 2006 bonus for the Chief Executive Officer and the 2007 performance bonus targets for all named executive officers were established as a result of consultations with a third party consultant. Specifically, the targets were set to represent a certain percentage of each executive’s base pay, and they consisted of two components as follows:

•	A discretionary performance bonus in an amount that can range from 13-41% of the named executive officer’s base salary. The percentage for each of the named executive officers is specified in their individual employment agreements. The actual amount of discretionary performance bonus paid out is determined by the compensation committee, in consultation with the Chief Executive Officer, for the other named executive officers, and is based on the performance of our Company, general business conditions and the relative achievement by the executive of any goals established by the Chief Executive Officer, our Board and the compensation committee.

•	A budget-based objective bonus in an amount that can range from 27-80% of the named executive officer’s base salary. The percentage for each of the named executive officers is specified in their individual employment agreements. The actual amount of budget-based objective bonus paid out is based upon our financial results with respect to two performance metrics: annual net revenues (which was budgeted at $410.7 million for 2006) and Adjusted EBITDA (which was budgeted at $131.7 million for 2006). The 2006 budgeted amounts were approved by our Board and subsequently adjusted for the acquisition of KASA and the discontinuance of our Puerto Rico operation which were not known upon budget approval. If we exceed our budgeted net revenue and Adjusted EBITDA, the executive receives a budget-based objective bonus amount based on an increasing sliding scale up to a maximum of twice the base budget-based bonus amount. Conversely, if we do not achieve our budgeted net revenue and Adjusted EBITDA, the executive receives less than the budget-based objective bonus amount based on a decreasing sliding scale. The named executive officers will not receive any budget-based objective bonus if net revenues fall below 95% of the budgeted net revenues and Adjusted EBITDA is less than 90% of the budgeted Adjusted EBITDA. The objective bonus for the Executive Vice President Digital Media is based instead upon digital media revenues as outlined in his employment agreement.

The Adjusted EBITDA metric is defined as operating income plus amortization of program rights, depreciation and amortization of intangible assets, impairment of goodwill and intangible assets, restructuring charges and non-recurring severance payments, less program payments. Program payments represent cash payments scheduled under program contracts and do not necessarily correspond to program usage.

We believe Adjusted EBITDA is relevant and useful as a metric for determining bonus amounts because it is a measurement used by lenders to measure our ability to service our debt and it is a measurement industry analysts use when evaluating our operating performance. We use adjusted EBITDA, among other things, in evaluating the operating performance of our stations and to value stations targeted for acquisition.

Adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles. Adjusted EBITDA should not be considered in isolation of, or as a substitute for, net income or loss, cash flows from operating activities and other income and cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of liquidity or profitability.

Adjusted EBITDA may not be comparable to the EBITDA measures reported by other companies. In addition, these measures do not represent funds available for discretionary use.

The actual 2006 performance-based bonus earned by our Chief Executive Officer was $712,500. Based upon our audited financial results, we exceeded budged net revenues by 3.7% and exceeded Adjusted EBITDA by 10.1%. Using our performance-based matrix, because we exceed our net revenue and Adjusted EBITDA targets, these percentages of achievement translated into a performance bonus of $712,500 which represents 143% of Mr. Sadusky’s base salary of $500,000.

A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion and Analysis section and in our audited consolidated financial statements for the year ended December 31, 2006 in our Annual Report on Form 10-K.

Equity-Based Compensation

A key component of our compensation package for the named executive officers is grants of stock options and restricted stock awards which provide a significant incentive for executives to remain with us over time to manage our Company for long-term growth, thereby aligning their interests with those of our shareholders. We make annual grant awards in May to approximately 300 eligible employees. This year we made an additional grant to certain executives in July and September due to management reorganization. The committee considers the grant size and the appropriate combination of stock options and restricted stock awards when making award decisions regarding each of the named executive officers. In arriving at the size of the option grants made to our Chief Executive Officer in July 2006 and to our named executive officers in September 2006, as part of our management reorganization, we consulted a third party consultant to perform market analysis and peer company comparisons. Given the results of this study, we elected to make significantly higher grants than historically have been made to our named executive officers. We felt the results of our analysis supported this decision and that it was necessary to align our executives’ interests with those of our stockholders, motivate them to succeed and to help retain their talents. The amount of the equity incentive compensation granted in 2006 to our executives was based upon the strategic, operational and financial performance of our Company overall and reflects the named executive officers’ expected contributions to our Company’s future success.

On May 11, 2006, as part of our annual grant of equity-based awards, we granted a combination of restricted stock awards and stock options to the named executive officers and to certain other executives pursuant to the Amended and Restated 2002 Stock Plan. The restricted stock awards vest over a three-year period provided that we achieved 90% of our budgeted Broadcast Cash Flow (“BCF”) for the twelve months ended December 31, 2006 or the awards vest over a five-year period if we achieved less than 90% of our budgeted BCF for the twelve months ended December 31, 2006. The budgeted BCF we used to calculate these awards was $149.2 million as approved by our Board, adjusted for the acquisition of KASA and the discontinuance of our Puerto Rico operations, which were not known upon budget approval. These restricted stock awards were subject to forfeiture if we achieved less than 75% of our budgeted BCF for the twelve months ended December 31, 2006. Based on our actual December 31, 20006 financial results, all restricted stock awards we granted to the named executive officers and to certain other executives on May 11, 2006 will vest over three years.

On July 11, 2006, Vincent L. Sadusky was named our President and Chief Executive Officer and was granted an option to purchase 500,000 shares of our class A common stock at fair market value. Mr. Sadusky, in consultation with our Board, proceeded to reorganize our senior management team. On September 6, 2006, our Board named Mr. Blumenthal, Executive Vice President Television, Mr. Schmidt, Executive Vice President Digital Media and Ms. Parent, Vice President General Counsel and Secretary. These named executive officers were granted options to purchase 200,000, 200,000 and 60,000 shares, respectively, of the class A common stock of our company at fair market value on the date of grant vesting over four years with 25% vesting on each anniversary of the grant date and expiring ten years from the date of grant. On November 27, 2006, Mr. Catalane was named Senior Vice President Chief Financial Officer and was granted an option to purchase 100,000 shares of our class A common stock at fair market value. No restricted stock awards were granted with these appointments. The compensation committee believes that the granting of stock options at fair market value was the best way to align the interests of our senior management team, including the named executive officers, with the interests of our shareholders. As part of the management restructuring in 2006, the Board renegotiated employment contracts with the named executive officers to memorialize key terms of their employment, including the annual budget-based objective bonus, and to reduce severance and change of control benefits paid by the Company over time and thereby more fully align management’s interest with shareholders’ interests.

Our Company defines the BCF metric as operating income plus amortization of program rights, depreciation and amortization of intangible assets, impairment of goodwill and intangible assets, restructuring charges, non-recurring severance costs and corporate expenses, less program payments. Program payments present cash payments scheduled under program contracts and do not necessarily correspond to program usage.

We believe BCF is relevant and useful as a performance measure for our restricted stock awards because it is a measurement used by lenders to measure our ability to service our debt and it is a measurement industry analysts use when evaluating our operating performance. We use BCF, among other things, in evaluating the operating performance of our stations and to value stations targeted for acquisition.

BCF is not a measure of performance calculated in accordance with generally accepted accounting principles. BCF should not be considered in isolation of, or as a substitute for net income or loss, cash flows from operating activities and other income and cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of liquidity or profitability. BCF may not be comparable to the BCF measures reported by other companies. In addition, these measures do not represent funds available for discretionary use.

A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion and Analysis section and in our audited consolidated financial statements for the year ended December 31, 2006 in our Annual Report on Form 10-K.

Retirement Plans and Other Benefits

Retirement Plan.  Participants in our tax qualified pension plan participate in either a cash balance benefit plan or a traditional average final-pay plan and may also receive benefits under our supplemental employee retirement plan (See supplemental employee retirement plan description below.)

These qualified pension plans are available to all employees working 250 or more hours a quarter and who are not included in our 401(k) matching plan. These plans are an important component of our compensation package as they represent the only vehicles to which the Company contributes on behalf of its employees. We have a 401(k) plan but we do not contribute to the 401(k) plan on behalf of our employees who are eligible to participate in our retirement plan. Under the cash balance benefit plan, each year we contribute to each participating employee’s cash balance account an amount equal to 5% of such employee’s compensation. For this purpose, compensation includes base pay, overtime pay, other wage premium pay and annual incentive bonuses. Pension benefits vest after five years of service. Cash balance plan accounts earn annual interest at a rate equal to the interest rate for five-year U.S. Treasury Bills plus 25 basis points (the interest rate is reset annually at the Treasury rate during the November preceding each plan year).

Under the traditional average final-pay benefit plan, benefits are computed by multiplying (i) 1.50% of the average of the employee’s three highest years of annual compensation, as defined in the plan, times (ii) the employee’s number of years of credited service, up to a maximum of 32 years. Average annual compensation excludes various types of wages, including without limitation, stock option gains, expense allowances, benefits or payments received under any other benefit plan or previously deferred compensation.

Supplemental Employee Retirement Plan.  As permitted by the Employee Retirement Income Security Act of 1974, as amended, our Supplemental Employee Retirement Plan (“SERP”) is a non-qualified plan designed to provide for the payment by us of the difference, if any, between the amount of maximum IRS and/or other regulatory limitations and the annual benefit that would be payable under the pension plan

(including the cash balance benefit plan and traditional average final-pay benefit plan), but for such limitations.

401(k) Plan.  We provide a defined contribution plan (401(k) plan) to substantially all employees, however, we contribute only to the 401(k) accounts of plan participants that are not included in our retirement plan.

Deferred Compensation Plan.  The named executive officers and other eligible employees are entitled to participate in our Deferred Compensation Plan. The Deferred Compensation Plan allows eligible employees to defer up to 100% of their base salary and performance bonuses in either mutual funds managed by Fidelity Investments or in our Company’s Senior Subordinated Notes or Debentures, which are described more fully in Note 7 of the notes to our filed audited consolidated financial statements for the year ended December 31, 2006 in our Annual Report on Form 10-K.

The distribution of an eligible employee’s account begins on the first day of the month following 60 days after the occurrence of the earliest of (a) termination of employment, (b) disability, (c) passage of the stated period of time stated on the eligible employee’s deferral election, or (e) termination of the Deferred Compensation Plan by our Company.

Employee Benefits.  The named executive officers are entitled to health, disability, life insurance and employee stock purchase plan benefits substantially similar to those that are offered to all of our employees. The named executive officers and other executives receive term life insurance in the amount of $400,000.

Other Personal Benefits

Our Company provides certain personal benefits and perquisites to our named executive officers that the compensation committee believes are reasonable and necessary to attract and retain key executives.

Use of a Company Automobile.  Our Company provides the use of a company automobile to each of our named executive officers and we allow the purchase of a new vehicle every three years. We limit our Company’s contribution towards the purchase of a vehicle to $35,000 for all of our executive officers.

Employment Agreements

As described above, in 2006 we negotiated employment contracts with the named executive officers to memorialize key terms of their employment, including the budget-based objective bonus, and to reduce severance and change of control benefits paid by the Company over time and thereby more fully align management’s interest with shareholder interests.

Each employment agreement addresses the following elements:

•	The base salary as of the effective date of the agreement.

•	Stock option grants. An initial grant of an option to purchase a number of shares of our class A common stock. These options will vest over a period of four years, with 25% vesting on each anniversary of the grant date and expire ten years after the grant date.

•	A target discretionary performance bonus based on a specified percentage of the base salary for each Executive. The actual amount of the discretionary performance bonus will be based on subjective criteria as determined by the Compensation Committee in consultation with our Chief Executive Officer.

•	A target budget-based objective performance bonus based on a specified percentage of the base salary for each executive that will be calculated as described in the “Design of Compensation Programs — Performance Bonus” above.

•	The term of the agreement will continue each year unless terminated by the executive or us.

•	Severance. If the employment agreement is terminated by us “without cause” or by the executive for “good reason” as defined in the agreement:

Mr. Sadusky, Mr. Catalane and Mr. Blumenthal will be entitled to receive as a severance payment an amount equal to their annual base salary, a payment equal to the annual bonus they received in the prior year and we will continue to pay the employer’s portion of the their health and dental insurance premiums for twelve months.

Mr. Schmidt and Ms. Parent will be entitled to receive as a severance payment an amount equal to three times their base salary, a payment equal to three times the bonus they received in the prior year and we will continue to pay the employer’s portion of their health and dental insurance premiums for three years from the date of termination. Their severance payment will be reduced pro rata for each day of their employment following September 6, 2006 until their severance payment is equal to the sum of their annual base salary plus the bonus they received in the prior year. Their medical benefits will be reduced in the same manner until equal to 12 months of payments. All prior stock options and restricted stock awards which are not otherwise exercisable or vested will become fully vested as of the date of the employment termination except for the options to purchase 200,000 shares of class A common stock, granted to Mr. Schmidt on September 6, 2006 and the options to purchase 60,000 shares of class A common stock granted to Ms. Parent on September 6, 2006.

•	Non-Compete. The employment agreements include non-competition and non-solicitation provisions that are in effect during the term of the agreement and for one year thereafter.

•	Change of Control. Upon a change of control transaction or if we terminate the executive’s employment in anticipation of a change of control transaction, the agreement provides that certain of the stock options that we granted in 2006 to each executive upon their appointment to their new positions will become fully vested as follows:

Options to purchase 500,000 shares of class A common stock granted to Mr. Sadusky on July 11, 2006, options to purchase 100,000 shares of class A common stock granted to Mr. Catalane on November 27, 2006, options to purchase 200,000 shares of class A common stock granted to Mr. Blumenthal on September 6, 2006, options to purchase 200,000 shares of class A common stock granted to Mr. Schmidt on September 6, 2006 and options to purchase 60,000 shares of class A common stock granted to Ms. Parent on September 6, 2006 will become fully vested upon a change of control.

Other benefits.  In 2006 we discontinued providing our named executive officers and other executives of the Company with memberships to country clubs and certain other perquisites and personal benefits.

Share Ownership Guidelines

We do not require but encourage our named executives to own our Company’s class A common stock.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives exceeding $1.0 million in any taxable year, unless the compensation is performance-based. Our Company was unable to deduct $0.2 million, $3.8 million and $0.0 million in 2006, 2005 and 2004, respectively, as result of Section 162(m).

Elements of Compensation

For the fiscal year ended December 31, 2006, the components of compensation for named executive officers include: cash compensation including their base salary and a performance bonus, equity-based compensation, retirement and other benefits and perquisites.

Summary Compensation Table

The following table sets forth the annual and long-term compensation earned during the year ended December 31, 2006 by our Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers.

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Salary	Bonus	Awards(8)	Awards(8)	Compensation	Earnings(7)	Compensation(9)	Total

Vincent L. Sadusky(1)	$512,462	$125,000	$281,034	$403,405	$712,500	$35,782	$6,479	$2,076,662
Chief Executive Officer and President
Bart W. Catalane(2)	24,038	—	—	13,846	—	—	4,567	42,451
Senior Vice President and Chief Financial Officer
Scott M. Blumenthal(3)	364,788	200,000	293,840	163,834	—	72,271	3,555	1,098,288
Executive Vice President of Television
Gary R. Chapman(4)	492,308	—	3,344,773	543,311	—	226,444	5,460,523	10,067,359
Former Chairman, President and Chief Executive Officer
Denise M. Parent(5)	244,365	150,000	334,648	126,854	—	23,454	4,260	883,581
Vice President and General Counsel
Gregory M. Schmidt(6)	400,000	175,000	533,704	226,556	—	49,331	9,600	1,394,191
Executive Vice President of Digital Media

(1)	On July 11, 2006, our Board of Directors appointed Mr. Sadusky as President and Chief Executive Officer and elected Mr. Sadusky to serve as a director on our Board. The Board approved a base salary for Mr. Sadusky of $500,000. Prior to this new appointment, Mr. Sadusky earned a base salary of $386,000 and served as our Company’s Vice President Chief Financial Officer and Treasurer.

On February 21, 2007, the Committee determined the amount of the 2006 cash bonus to be paid to Mr. Sadusky. The bonus for 2006 was determined based upon the achievement of certain strategic objectives, including performance targets calculated based upon our annual, audited financial results. The total bonus awarded was $837,500, consisting of $712,500 based upon the performance targets plus $125,000 based upon other subjective criteria established by the Compensation Committee in accordance with the Employment Agreement between the Company and Mr. Sadusky. (See the Grants of Plan-Based Awards Table for more details) The Committee also approved the 2007 salary to be paid to Mr. Sadusky in the amount of $500,000.

(2)	On November 27, 2006, our Board of Directors appointed Mr. Catalane as Senior Vice President and Chief Financial Officer. The Board approved a base salary for Mr. Catalane of $250,000 and a 2007 target performance bonus, which is more fully described on page 37. Mr. Catalane received a base salary of $24,038 in 2006 based on five weeks of his annual base salary of $250,000 and he received no cash bonus.

On January 3, 2007, the Committee approved a 2007 base salary for Mr. Catalane of $250,000. The 2007 discretionary performance bonus for Mr. Catalane will be based on subjective criteria as determined by the Committee in consultation with our Chief Executive Officer and the 2007 budget-based objective bonus will be based on performance metrics as described in the Employment Agreement between the Company and Mr. Catalane.

(3)	On September 6, 2006, our Board of Directors appointed Mr. Blumenthal as Executive Vice President Television. The Board approved a base salary of $375,000. Prior to this new appointment, Mr. Blumenthal received a base salary of $360,000 and served as our Company’s Vice President Television from 2002 to September 2006; General Manager of WISH-TV from 1999 TO 2002; and General Manager of WOOD-TV and WOTV-TV from 1994 to 1999.

On January 3, 2007, the Committee approved a 2007 base salary for Mr. Blumenthal of $375,000 and a 2006 discretionary performance bonus of $200,000 based upon subjective criteria established by the

Committee in consultation with the Chef Executive Officer. The 2007 discretionary performance bonus for Mr. Blumenthal will be based on subjective criteria as determined by the Committee in consultation with our Chief Executive Officer and the 2007 budget-based objective bonus will be based on performance metrics as described in the Employment Agreement between the Company and Mr. Blumenthal.

(4)	On February 22, 2006, the Committee approved the 2006 salary to be paid to Mr. Chapman in the amount of $800,000.

On July 10, 2006, Mr. Chapman retired as our Company’s Chairman, President and Chief Executive Officer and received a severance package which included elements of compensation as detailed on the All Other Compensation table.

(5)	On September 6, 2006, our Board of Directors appointed Ms. Parent as Vice President, General Counsel and Secretary. The Board approved a base salary of $275,000. Prior to this new appointment, Ms. Parent earned a base salary of $230,000 and served as our Company’s Vice President and Deputy General Counsel.

On January 3, 2007, the Committee approved a 2007 base salary for Ms. Parent of $275,000 and a 2006 discretionary performance bonus of $150,000 based upon subjective criteria established by the Committee in consultation with the Chef Executive Officer. The 2007 discretionary performance bonus for Ms. Parent will be based on subjective criteria as determined by the Committee in consultation with our Chief Executive Officer and the 2007 budget-based objective bonus will be based on performance metrics as described in the Employment Agreement between the Company and Ms. Parent.

(6)	On September 6, 2006, our Board of Directors appointed Mr. Schmidt as Executive Vice President Digital Media. The Board approved a base salary of $400,000. Prior to this new appointment, Mr. Schmidt earned a base salary of $400,000 and served as our Company’s Vice President of New Development, General Counsel and Secretary.

On January 3, 2007, the Committee approved a 2007 base salary for Mr. Schmidt of $400,000 and a 2006 discretionary performance bonus of $175,000 based upon subjective criteria established by the Committee in consultation with the Chief Executive Officer. The 2007 discretionary performance bonus for Mr. Schmidt will be based on subjective criteria as determined by the Committee in consultation with our Chief Executive Officer and the 2007 budget-based objective bonus will be based on performance metrics as described in the Employment Agreement between the Company and Mr. Schmidt.

(7)	These amounts relate solely to a change in pension value during 2006.

(8)	See Note 8 to the consolidated financial statements included in our Form 10-K filed March 15, 2007 for a discussion of the assumptions used under SFAS 123R to value equity based compensation.

(9)	See All Other Compensation Table below for additional information.

Equity-Based Compensation

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the named executive officers in 2006: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the budget-based objective bonus; 3) the number of shares underlying all other option awards, consisting of restricted class A common stock awards; (4) the fair value of the restricted stock awards on the date of grant; (5) the number of shares underlying all other stock awards, consisting of stock option awards to acquire shares of our class A common stock; (6) the exercise price of the stock option award on the grant date; (7) the closing price on the option grant date and (8) the fair value of the stock option awards on the grant date:

					All Other Stock		All Other
					Awards:		Option	Exercise or
					Number of		Awards:	Base Price of
					Securities		Number of	Option
					Underlying	Stock Award	Securities	Awards ($		Option Award
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Restricted Stock	Grant Date	Underlying	per	Closing Price on	Grant Date Fair
Name	Grant Date	Threshold	Target	Maximum	Awards(2)	Fair Value(3)	Options(4)	share)(5)	Date of Grant(6)	Value(7)

Vincent L. Sadusky		$93,750	$375,000	$750,000	—		—
	5/11/2006	—	—	—	17,778	$153,780	26,667	$8.65	$8.71	$72,510
	7/11/2006	—	—	—	—		500,000	7.44	7.49	1,171,225
Bart W. Catalane	11/27/2006	—	—	—	—	—	100,000	8.72	8.65	303,660

Scott M. Blumenthal	5/11/2006	—	—	—	16,667	144,170	25,000	8.65	8.71	67,978
	9/6/2006	—	—	—	—	—	200,000	7.43	7.51	457,610
Gary R. Chapman(8)	5/11/2006	—	—	—	52,222	451,720	78,333	8.65	8.71	212,995
Denise M. Parent	5/11/2006	—	—	—	12,222	105,720	18,333	8.65	8.71	49,849
	9/6/2006	—	—	—	—	—	60,000	7.43	7.51	137,283
Gregory M. Schmidt	5/11/2006	—	—	—	16,667	144,170	25,000	8.65	8.71	67,978
	9/6/2006	—	—	—	—	—	200,000	7.43	7.51	457,610

(1)	These columns show the potential value of the payout for Mr. Sadusky for the budget-based objective bonus, which is defined in each executive’s employment agreement, if the threshold, target or maximum goals are satisfied for the two performance metrics. The potential payouts are performance-based and are completely at risk. The budget-based objective bonus is described more fully in “Design of Compensation Programs — Performance Bonus” above.

(2)	This column shows the number of restricted stock awards that were granted on May 11, 2006 to the named executives pursuant to the Second Amended and Restated Stock Plan. These restricted stock awards provide vesting over a three-year period provided that we achieved 90% of our budgeted cash flow for the twelve months ended December 31, 2006 or provide a vesting over a five-year period if we achieved less than 90% of our budget cash flow for the twelve months ended December 31, 2006. We achieved our budget cash flow for the twelve months ended December 31, 2006. These restricted stock awards were subject to forfeiture if we achieved less than 75% of our budgeted cash flow for the twelve months ended December 31, 2006.

(3)	This column shows the full grant date fair value of the restricted stock awards under SFAS 123R granted to the named executives. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the restricted stock awards’ vesting schedule.

(4)	This column shows the number of stock options granted pursuant to the Second Amended and Restated 2002 Stock Plan. The stock options vest over four years, with 25% vesting on each anniversary of the grant date, and expire ten years from the date of grant. During 2006 most of our named executive officers received two option grants, the annual grant on May 1, 2006 and a second grant upon the appointment to a new position as part of the Company’s reorganization.

(5)	This column shows the stock option exercise price, which was based on the average of the high and low price of our class A common stock on the grant date.

(6)	This column shows the closing price of our class A common stock on the grant date.

(7)	This column shows the full grant date fair value of the stock options under SFAS 123R granted to the named executives. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the stock options’ vesting schedule.

(8)	Mr. Chapman retired as our Chairman, President and Chief Executive Officer effective July 10, 2006. His severance and employment transition agreement accelerated the vesting of his stock options to purchase 140,999 shares of our class A common stock and 292,846 shares of our restricted class A common stock awards previously granted to Mr. Chapman.

Outstanding Equity Awards at Year-End

The following table provides information about the holdings of stock options and restricted stock awards by our named executive officers as of December 31, 2006. This table includes unexercised and unvested stock option awards and unvested restricted stock awards. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is included in the notes following the table, based on the stock option or restricted stock award grant date. The market value of the restricted stock awards is based on the closing market price of our class A common stock on December 29, 2006, which was $9.95.

For additional information about the stock option grants and restricted stock awards, see the description of Equity-Based Compensation section of the Design of Compensation Programs.

	Stock Option Awards				Restricted Stock Awards
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised			Number of	Market Value of
	Unexercised	Unearned	Option	Option	Shares or Units	Shares or Units
	Options	Options	Exercise	Expiration	of Stock That	of Stock That
Name	Exercisable	Unexercisable	Price	Date(3)(4)	Have Not Vested(5)(6)	Have Not Vested(2)

Vincent L. Sadusky	6,667	20,000	$13.86	7/1/2015	—	—
	—	—	—	—	14,222	$141,509
	—	—	—	—	16,000	159,200
	—	26,667	8.65	5/11/2016	17,778	176,891
	—	500,000	7.44	7/11/2016	—	—
Bart W. Catalane	—	100,000	8.72	11/27/2016	—	—
Scott M. Blumenthal	2,250	6,750	16.03	5/2/2015	—	—
	6,250	18,750	13.86	7/12/2015	—	—
	—	—	—	—	13,333	132,663
	—	—	—	—	19,301	192,045
	—	25,000	8.65	5/11/2016	16,667	165,837
	—	200,000	7.43	9/6/2016	—	—
Gary R. Chapman(1)	—	—	—	—	—	—
Denise M. Parent	4,584	13,749	13.86	7/1/2015	—	—
	—	—	—	—	9,777	97,281
	—	—	—	—	30,934	307,793
	—	18,333	8.65	5/11/2016	12,222	121,609
	—	60,000	7.43	9/6/2016	—	—
Gregory M. Schmidt	56,434	—	14.88	3/3/2008	—	—
	6,250	18,750	13.86	7/1/2015	—	—
	—	—	—	—	13,333	132,663
	—	—	—	—	53,060	527,947
	—	25,000	8.65	5/11/2016	16,667	165,837
	—	200,000	7.43	9/6/2016	—	—

(1)	Mr. Chapman retired as the Company’s Chairman, President and Chief Executive Officer effective July 10, 2006. As part of his severance agreement, all outstanding restricted stock awards and unvested stock options previously granted to Mr. Chapman vested in full on July 17, 2006 and Mr. Chapman had 60 days after July 17, 2006 to exercise all outstanding stock options. (See Option Exercises and Stock Vested Table)

(2)	Market value of unvested shares is calculated based upon the closing price of our class A common stock on December 29, 2006 ($9.95), as reported by the New York Stock Exchange.

(3)	The option expiration date is ten years from the date of grant.

(4)	Stock option awards expiring on May 2, 2015, July 1, 2015, July 12, 2015, May 11, 2016, September 6, 2016 and November 27, 2016 were granted on May 2, 2005, July 1, 2005, July 12, 2005, May 11, 2006,

September 6, 2006 and November 27, 2006, respectively and vest in equal installments of 25% over 4 years following the date of grant.

(5)	Restricted stock awards were granted on September 15, 2005 and December 22, 2005, respectively, and vest in equal installments of 20% over 5 years following the date of grant.

(6)	Restricted stock awards were granted on May 11, 2006 and vest in equal installments of 33.33% over 3 years following the date of grant.

Option Exercises and Stock Vested

The following table provides information regarding: (1) stock option exercises by the named executive officers during 2006, including the number of shares acquired upon exercise and the value realized; and (2) the number of shares of our class A common stock acquired by the named executive officers upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Stock Option Awards		Restricted Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized	Total
Name	Exercise(1)	on Exercise(2)	Vesting	on Vesting(3)	Realized

Vincent L. Sadusky	—	$—	7,556	$56,268	$56,268
Bart W. Catalane	—	—	—	—	—
Gary R. Chapman	119,223	841,416	323,836	2,252,818	3,094,234
Scott M. Blumenthal	—	—	8,160	59,749	59,749
Denise M. Parent	—	—	10,179	74,498	74,498
Gregory M. Schmidt	—	—	16,599	121,857	121,857

(1)	Mr. Chapman retired as our Chairman, President and Chief Executive Officer effective July 10, 2006. As part of his severance and employment transition agreement, all outstanding restricted stock and stock option awards as of July 10, 2006 became immediately exercisable.

(2)	Based on the average of the high and low sale price of our class A common stock on the date of exercise.

(3)	Based on the average of the high and low sale price of our class A common stock on the vesting date if stock was held by named executive officer and if named executive officer sold the stock, the value was based on the actual selling price, net of commission and fees.

Retirement and Other Benefits

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each of the named executive officers, under each of the Retirement Plan and the Supplemental Employee Retirement Plan. The present value is determined using interest rate, mortality rate and other assumptions consistent with those described in Note 11 of the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006 filed on March 15, 2007:

				Payments
		Number of	Present Value	During the
		Years Credit	of Accumulated	Last Fiscal
Name	Plan Name	Service	Benefit	Year

Vincent L. Sadusky(2)	Retirement Plan	2.3	$26,516	$—
	Supplemental Employee Retirement Plan	2.3	41,327	—
Bart W. Catalane(2)	Retirement Plan	0.0	—	—
	Supplemental Employee Retirement Plan	0.0	—	—
Scott M. Blumenthal(1)	Retirement Plan	18.3	440,655	—
	Supplemental Employee Retirement Plan	18.3	—	—
Gary R. Chapman(1)	Retirement Plan	17.5	519,228	—
	Supplemental Employee Retirement Plan	17.5	3,434,148	—
Denise M. Parent(2)	Retirement Plan	9.8	101,849	—
	Supplemental Employee Retirement Plan	9.8	25,682	—
Gregory M. Schmidt(2)	Retirement Plan	11.8	192,761	—
	Supplemental Employee Retirement Plan	11.8	260,865	—

(1)	Mr. Blumenthal and Mr. Chapman participate in the traditional average final-pay plan.

(2)	Messrs. Sadusky, Catalane and Schmidt and Ms. Parent participate in the cash balance plan.

Retirement Plans

Participants in our tax qualified pension plan participate in either a cash balance benefit plan or a traditional average final-pay plan and may also receive benefits under our SERP. Prior to his retirement effective July 10, 2006, Mr. Chapman participated in the traditional average final-pay plan as does Mr. Blumenthal. Mssrs. Sadusky, Catalane, Schmidt and Ms. Parent participate in the cash balance plan. The Internal Revenue Code of 1986, as amended (the “Code”), places certain maximum limitations upon the annual benefits payable under all qualified plans of an employer to any one individual. As permitted by the Employee Retirement Income Security Act of 1974, as amended, our SERP is a non-qualified plan designed to provide for the payment by us of the difference, if any, between the amount of such maximum limitations under the Code and the annual benefit that would be payable under the pension plan (including the cash balance benefit plan and traditional average final-pay benefit plan), but for such limitations.

Under the cash balance benefit plan, each year we contribute to each participating employee’s cash balance account an amount equal to 5% of such employee’s compensation. For this purpose, compensation includes base pay, overtime pay, other wage premium pay and annual incentive bonuses. Pension benefits vest after five years of service. Cash balance plan accounts earn annual interest at a rate equal to the interest rate for five-year U.S. Treasury Bills plus 25 basis points (the interest rate is reset annually at the Treasury rate during the November preceding each plan year). The estimated annual retirement benefits payable under the cash balance plan and our SERP as an annuity for life upon normal retirement, assuming Messrs. Sadusky, Catalane, Schmidt and Ms. Parent, remain employed by us at their current level of compensation until age 65, is $196,000, $25,000 $86,000 and $116,000, respectively.

Under the traditional average final-pay benefit plan, benefits are computed by multiplying (i) 1.50% of the average of the employee’s three highest years of annual compensation, as defined in the plan, times (ii) the employee’s number of years of credited service, up to a maximum of 32 years. Average annual compensation excludes various types of wages, including without limitation, option gains, expense allowances, benefits or payments received under any other benefit plan or previously deferred compensation. Each named executive officer’s salary and bonus for 2006 is set forth above in the “Salary” and “Bonus” columns of the Summary Compensation Table.

Deferred Compensation

The following table summarizes the deferred compensation accounts for each of the named executive officers under our Deferred Compensation Plan as of December 31, 2006:

		Registrant
	Executive	Contributions	Aggregate	Aggregate	Aggregate
	Contributions	in Last Fiscal	Earnings in	Withdrawals/	Balance at Last
Name	in Last Fiscal Year(1)	Year	Last Fiscal Year	Distributions	Fiscal Year End

Vincent L. Sadusky(2)	$176,062	$—	$16,240	$—	$192,302
Bart W. Catalane	—	—	—	—	—
Scott M. Blumenthal	—	—	—	—	—
Gary R. Chapman(3)	418,655	—	420,705	—	4,544,869
Denise M. Parent	—	—	—	—	—
Gregory M. Schmidt(4)	—	—	22,634	—	241,695

(1)	All contributions shown in the table were earned in 2006 and were reflected in the Summary Compensation Table for 2006 as “salary”.

(2)	With the exception of the earnings shown in the table, the balance of Mr. Sadusky’s deferred compensation represents compensation earned in 2006 and reported in the Summary Compensation Table as “salary.”

(3)	With the exception of the earnings and contributions shown in the table for 2006, the balance of Mr. Chapman’s deferred compensation represents compensation earned in prior years and the investment earnings earned in previous years. The compensation amounts were previously reported in the Summary Compensation Table as “salary”.

(4)	With the exception of the earnings shown in the table for 2006, the balance of Mr. Schmidt’s deferred compensation represents compensation earned and the investment earnings earned in previous years. The compensation amounts were previously reported in the Summary Compensation Table as “salary”. For more information about the Deferred Compensation Plan, see “Compensation Discussion and Analysis-Design of Compensation Programs-Deferred Compensation Plan.”

Personal Benefits and Perquisites

All Other Compensation

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

			Executive
	Company Paid	Executive Life	Disability			Total Other
Name	Auto Benefits	Insurance	Insurance	Relocation	Severance	Compensation

Vincent L. Sadusky	$5,507	$547	$425	$—	$—	$6,479
Bart W. Catalane(2)	—	45	35	4,487	—	4,567
Scott M. Blumenthal	2,583	547	425	—	—	3,555
Gary R. Chapman(1)	51,395	15,931	14,458	—	5,378,739	5,460,523
Denise M. Parent	3,288	547	425	—	—	4,260
Gregory M. Schmidt	6,192	547	2,861	—	—	9,600

(1)	Mr. Chapman retired as our Chairman, President and Chief Executive Officer effective July 10, 2006 and received a severance and employment transition package which included the following: (a) a one time severance payment in the amount of $5.4 million during the fourteen-day period following January 10, 2007;

(b) unvested stock options to purchase 140,999 shares of class A common stock and 292,846 shares of restricted class A common stock awards previously granted to Mr. Chapman vested in full; (c) our Company will continue until the earlier of three years after Mr. Chapman’s retirement or his death to provide to Mr. Chapman, life, health, medical, dental and vision insurance, provided that he will continue to pay the proportion of insurance premiums that he paid immediately prior to July 10, 2006; and (d) our Company agreed to transfer to Mr. Chapman title to a company automobile, with a market value of $51,395. The fair value of the automobile was calculated based upon its Kelley Blue Book® value.

(2)	Our Company has agreed to reimburse Mr. Catalane for certain relocation costs which requires us to also pay Mr. Catalane’s payroll withholding taxes on the relocation amounts.

Employment Agreements

Following are descriptions of employment agreements for each of the named executive officers.

Chief Executive Officer.  On July 12, 2006, Vincent L. Sadusky was named President and Chief Executive Officer of us and LIN Television Corporation (“LIN Television”) and was elected to the Board of each company. On November 1, 2006, we and LIN Television entered into an employment agreement with Mr. Sadusky, effective as of July 12, 2006. The agreement provides for Mr. Sadusky to receive a base salary of $500,000 and to be eligible for a bonus, payable annually, in an amount up to 150% of his then-current base salary based upon our achievement of certain revenue and Adjusted EBITDA targets established by our Board. Mr. Sadusky will also be eligible for a second bonus payment, also payable annually, equal to up to 25% of his then-current base salary. The amount of this second bonus will be determined by the compensation committee of our Board and will be based upon its assessment of such factors as it determines are relevant, such as our financial performance or management’s achievement of certain goals established by our Board.

The term of the agreement will continue each year unless either we or Mr. Sadusky terminate it. In the event that Mr. Sadusky’s employment is terminated by us “without cause” or by Mr. Sadusky for “good reason,” Mr. Sadusky will be entitled to receive as a severance payment his base salary and a payment equal to the bonus he received in the prior year based on Adjusted EBITDA and revenue results. In addition, during the twelve-month period following a termination by us “without cause” or by Mr. Sadusky for “good reason,” we will continue to pay the employer’s portion of Mr. Sadusky’s health and dental insurance premiums. Mr. Sadusky has agreed to preserve all confidential and proprietary information relating to our business during and after the term of the agreement. In addition, Mr. Sadusky has agreed to non-competition and non-solicitation provisions that are in effect during the term of the agreement and for one year thereafter. If we consummate a change of control transaction or terminate Mr. Sadusky’s employment in anticipation of a change of control, the agreement provides that the stock options that we granted to Mr. Sadusky on July 12, 2006 (representing the right to purchase 500,000 shares of our class A common stock) will become fully vested.

Chief Financial Officer.  On November 27, 2006, Bart W. Catalane was named Senior Vice President and Chief Financial Officer of us and LIN Television. We and LIN Television entered into an employment agreement with Mr. Catalane, effective as of November 27, 2006. The agreement provides for Mr. Catalane to receive a base salary of $250,000 and to be eligible for an annual bonus in an amount up to 90% of his then-current base salary based upon achievement of certain revenue and Adjusted EBITDA targets established by the President and CEO together with our Board. Mr. Catalane will also be eligible for a second annual bonus payment equal to up to 15% of his then-current base salary. The amount of this second bonus will be determined by the President and CEO and the compensation committee of our Board and will be based upon their assessment of such factors as they determine are relevant, such as financial performance or management’s achievement of certain goals established by the President and CEO and the Board.

The term of the agreement will continue each year unless either we, LIN Television or Mr. Catalane terminate it. In the event that Mr. Catalane’s employment is terminated by us or LIN Television “without cause” or by Mr. Catalane for “good reason” as defined in the agreement, Mr. Catalane will be entitled to receive as a severance payment his base salary and a payment equal to the bonus he received in the prior year. In addition, during the twelve-month period following a termination of Mr. Catalane’s employment by LIN TV or LIN Television “without cause” or by Mr. Catalane for “good reason,” LIN Television will continue to pay the employer’s portion of Mr. Catalane’s health and dental insurance premiums.

Mr. Catalane has agreed to preserve all confidential and proprietary information relating to LIN TV’s and LIN Television’s business during and after the term of the agreement. In addition, Mr. Catalane has agreed to non-competition and non-solicitation provisions that are in effect during the term of the agreement and for one year thereafter. Upon a change of control transaction or if either LIN TV or LIN Television terminate Mr. Catalane’s employment in anticipation of a change of control transaction, the agreement provides that the stock options that LIN TV granted to Mr. Catalane on November 27, 2006 (representing the right to purchase 100,000 shares of the Company’s class A common stock) will become fully vested.

Executive Vice President Television.  On September 6, 2006, Scott Blumenthal was promoted to Executive Vice President Television of us and LIN Television. On February 22, 2007, we and LIN Television entered into an employment agreement with Mr. Blumenthal, effective as of September 6, 2006. In connection with his promotion, the compensation committee approved the September 6, 2006 grant to Mr. Blumenthal of an option to purchase 200,000 shares of the Company’s class A common stock. The option vests over a period of four years, with 25% of the option vesting on each anniversary of the grant date, beginning one year from the date of grant.

Mr. Blumenthal’s agreement provides for Mr. Blumenthal to receive a base salary of $375,000 and to be eligible for an annual bonus in an amount up to 80% of his then-current base salary, based upon achievement of certain revenue and Adjusted EBITDA targets established by the President and CEO of LIN TV, together with our Board. Mr. Blumenthal will also be eligible for a second annual bonus payment in an amount up to 13.34% of his then-current base salary. The amount of this second bonus will be determined by the President and CEO of LIN TV and the compensation committee and will be based upon their assessment of such factors as they determine are relevant, such as financial performance or management’s achievement of certain goals established by the President and CEO and our Board. The employment agreement will remain in effect until LIN TV, LIN Television or Mr. Blumenthal terminates it.

If Mr. Blumenthal is terminated by us or LIN Television “without cause” or by Mr. Blumenthal for “good reason” as defined in the agreement, Mr. Blumenthal will be entitled to receive a severance payment in an amount equal to his base salary and the bonus he received in the prior year. In addition, during the twelve-month period following the termination of Mr. Blumenthal’s employment by LIN TV or LIN Television “without cause” or by Mr. Blumenthal for “good reason,” LIN Television will continue to pay the employer’s portion of Mr. Blumenthal’s health and dental insurance premiums.

Mr. Blumenthal has agreed to preserve all confidential and proprietary information relating to LIN TV’s and LIN Television’s business during and after the term of the agreement. In addition, Mr. Blumenthal has agreed to non-competition and non-solicitation provisions that are in effect during the term of the agreement and for one year thereafter. Upon a change of control transaction or if either LIN TV or LIN Television terminate Mr. Blumenthal’s employment in anticipation of a change of control transaction, the agreement provides that the stock options that LIN TV granted to Mr. Blumenthal on September 6, 2006 (representing the right to purchase 200,000 shares of the Company’s class A common stock) will become fully vested.

Former Chief Executive Officer.  Gary R. Chapman retired as our Chairman, President and Chief Executive Officer effective July 10, 2006. In connection with his retirement, Mr. Chapman entered into an Employment Transition Agreement and General Release (the “Transition Agreement”), dated June 13, 2006, with us and LIN Television.

Pursuant to the terms of the Transition Agreement, Mr. Chapman resigned his employment and offices of the Company, LIN Television and all of their direct and indirect subsidiaries effective July 10, 2006. Effective July 10, 2006, pursuant to the terms of the Transition Agreement, each of the Amended and Restated Employment Agreement, dated as of July 1, 2005, among the Company, LIN Television and Mr. Chapman, and the Severance Compensation Agreement, dated as of September 5, 1996, as amended, among the Company, LIN Television and Mr. Chapman was terminated.

Under the Transition Agreement, until October 10, 2006, Mr. Chapman agreed to be available to consult with our officers and directors. Mr. Chapman also agreed to release us and our subsidiaries from any claims he may have against them, including claims related to his employment and retirement. We and LIN Television agreed to continue to indemnify Mr. Chapman in his capacity as an officer and director of us, LIN Television and our subsidiaries in accordance with the General Corporation Law of the State of Delaware, our certificate of incorporation and LIN Television’s bylaws.

In addition, under his Transition Agreement:

•	our Company agreed to pay $5,378,739 to Mr. Chapman as severance, payable in a lump sum during the fourteen-day period following January 10, 2007, which sum has since been paid;

•	on July 17, 2006, unvested stock options to purchase 140,999 shares of class A common stock and 292,846 shares of restricted class A common stock awards previously granted to Mr. Chapman vested in full and Mr. Chapman had up to 60 days after July 17, 2006 to exercise all outstanding stock options;

•	our Company will continue until the earlier of three years after Mr. Chapman’s retirement or his death (the “Benefits Period”) to provide to Mr. Chapman life, health, medical, dental and vision insurance, provided that he will continue to pay the proportion of insurance premiums that he paid immediately prior to July 10, 2006; and

•	our Company transferred to Mr. Chapman title to his company automobile, with a fair market value of $51,395.

Vice President General Counsel and Secretary.  On September 6, 2006, Denise M. Parent was promoted to Vice President General Counsel and Secretary of us and LIN Television. On February 22, 2007, we and LIN Television entered into an employment agreement with Ms. Parent, effective as of September 6, 2006. In connection with her promotion, the compensation committee approved the September 6, 2007 grant to Ms. Parent of an option to purchase 60,000 shares of the Company’s class A common stock. The option vests over a period of four years, with 25% of the option vesting on each anniversary of the grant date, beginning one year from the date of grant.

Ms. Parent’s agreement provides for Ms. Parent to receive a base salary of $275,000 and to be eligible for an annual bonus in an amount up to 27.27% of her then-current base salary based upon achievement of certain revenue and Adjusted EBITDA targets established by the President and CEO of LIN TV together with our Board. Ms. Parent will also be eligible for a second annual bonus payment in an amount up to 40.91% of her then-current base salary. The amount of this second bonus will be determined by the President and CEO of LIN TV and the compensation committee and will be based upon their assessment of such factors as they determine are relevant, such as financial performance or management’s achievement of certain goals established by the President and CEO and our Board. The employment agreement will remain in effect until LIN TV, LIN Television or Ms. Parent terminates it.

If Ms. Parent’s employment is terminated by us or LIN Television “without cause” or by Ms. Parent for “good reason” as defined in the agreement, Ms. Parent will be entitled to receive as a severance payment, subject to the reductions described below, a payment in an amount equal to three times her base salary and three times the bonus she received in the prior year. In addition, during the thirty-six month period following the termination of Ms. Parent’s employment by LIN TV or LIN Television “without cause” or by Ms. Parent for “good reason,” LIN Television will continue to pay the employer’s portion of Ms. Parent’s health and dental insurance premiums. The amount of the severance payment and medical continuation payment to which Ms. Parent is entitled will be reduced pro rata for each day of Ms. Parent’s employment following September 6, 2006, until Ms. Parent is entitled to a severance payment equal to her base salary plus the bonus that she received in the prior year. Her entitlement to medical continuation payments will be reduced in the same manner until she is entitled to one year of such payments.

In the event that Ms. Parent’s employment agreement is terminated by us or LIN Television “without cause” or by Ms. Parent for “good reason” as defined in the agreement, the stock options and restricted stock awards granted to Ms. Parent prior to September 6, 2006 will become fully vested. Ms. Parent has agreed to preserve all confidential and proprietary information relating to LIN TV’s and LIN Television’s business during and after the term of the agreement. In addition, Ms. Parent has agreed to non-competition and non-solicitation provisions that are in effect during the term of the agreement and for one year thereafter. Upon a change of control transaction or if either LIN TV or LIN Television terminate Ms. Parent’s employment in anticipation of a change of control transaction, the agreement provides that the stock options that LIN TV granted to Ms. Parent on September 6, 2006 (representing the right to purchase 60,000 shares of the Company’s class A common stock) along with all other stock options and restricted stock awards granted to Ms. Parent prior to September 6, 2006, will become fully vested.

Executive Vice President Digital Media.  On September 6, 2006, Gregory M. Schmidt was named Executive Vice President Digital Media of us and LIN Television. On February 22, 2007, we and LIN Television entered into an employment agreement with Mr. Schmidt, effective as of September 6, 2006. In connection with his appointment, the compensation committee approved the September 6, 2006 grant to Mr. Schmidt of an option to purchase 200,000 shares of the Company’s class A common stock. The option vests over a period of four years, with 25% of the option vesting on each anniversary of the grant date, beginning one year from the date of grant.

Mr. Schmidt’s agreement provides for Mr. Schmidt to receive a base salary of $400,000 and to be eligible for an annual bonus in an amount up to 65.63% of his then-current base salary, based upon achievement of certain digital media revenue targets established by the President and CEO, together with our Board. Mr. Schmidt will also be eligible for a second annual bonus payment in an amount up to 10.94% of his then-current base salary. The amount of this second bonus will be determined by the President and CEO and the compensation committee and will be based upon their assessment of such factors as they determine are relevant, such as financial performance or management’s achievement of certain goals established by the President and CEO and our Board. The employment agreement will remain in effect until we, LIN Television or Mr. Schmidt terminates it.

If Mr. Schmidt’s employment is terminated by us or LIN Television “without cause” or by Mr. Schmidt for “good reason” as defined in the agreement, Mr. Schmidt will be entitled to receive as a severance payment, subject to the reductions described below, a payment in an amount equal to three times his base salary and three times the bonus he received in the prior year. In addition, during the thirty-six month period following the termination of Mr. Schmidt’s employment by us or LIN Television “without cause” or by Mr. Schmidt for “good reason,” LIN Television will continue to pay the employer’s portion of Mr. Schmidt’s health and dental insurance premiums. The amount of the severance payment and medical continuation payment to which Mr. Schmidt is entitled will be reduced pro rata for each day of Mr. Schmidt’s employment following September 6, 2006, until Mr. Schmidt is entitled to a severance payment equal to his base salary plus the bonus that he received in the prior year. His entitlement to medical continuation payments will be reduced in the same manner until he is entitled to one year of such payments.

In the event that the employment agreement is terminated by LIN TV or LIN Television “without cause” or by Mr. Schmidt for “good reason” as defined in the agreement, the stock options and restricted stock awards granted to Mr. Schmidt prior to September 6, 2006, will become fully vested. Mr. Schmidt has agreed to preserve all confidential and proprietary information relating to LIN TV’s and LIN Television’s business during and after the term of the agreement. In addition, Mr. Schmidt has agreed to non-competition and non-solicitation provisions that are in effect during the term of the agreement and for one year thereafter. Upon a change of control transaction or if either LIN TV or LIN Television terminate Mr. Schmidt’s employment in anticipation of a change of control transaction, the agreement provides that the stock options that LIN TV granted to Mr. Schmidt on September 6, 2006, (representing the right to purchase 200,000 shares of the Company’s class A common stock) along with all other stock options and restricted stock awards granted to Mr. Schmidt prior to September 6, 2006, will become fully vested.

Severance and Change of Control Benefits Table

Had any of the named executive officers been terminated “without cause” or if the named executive officers had terminated their employment for “good reason” as of December 31, 2006, or if there had been a change in control as of such date, the named executive officers would have been eligible to receive the following payments:

							Additional Payment if
	Termination Without Change of Control						Change of Control
					Accelerated		Accelerated
					Vesting of		Vesting of
	Salary &	Health	Retirement		Options &		Options &
	Bonus(1)	Benefits(2)	Benefits(3)	Other(5)	Awards(4)	Total	Awards	Total

Vincent L. Sadusky	$1,375,000	$9,882	$—	$—	$—	$1,384,882	$903,224	$2,288,106
Chairman, President and Chief Executive Officer
Gary R. Chapman(6)	5,378,739	175,531	—	51,395	1,468,137	7,073,802	—	7,073,802
Former Chairman, President and Chief Executive Officer
Bart W. Catalane	400,000	9,882	—	—	—	409,882	289,814	699,696
Sr. Vice President Chief Financial Officer
Scott M. Blumenthal	575,000	9,064	—	—	—	584,064	387,386	971,450
Executive Vice President Television
Denise M. Parent	1,125,006	26,235	18,718	—	447,723	1,617,682	205,761	1,823,443
Vice President General Counsel and Secretary
Gregory M. Schmidt	1,569,176	26,235	29,650	—	689,645	2,314,706	513,544	2,828,250
Executive Vice President Digital Media

(1)	In accordance with the each named executive officer’s employment agreement, summarized above, calculated as a multiple of salary and bonus paid to the named executive officer in 2006 or if not paid, the amount to which the executive was eligible.

(2)	Benefits include the medical and dental costs paid by our Company using the healthcare rates in effect as of January 1, 2007.

(3)	This represents additional retirement benefits that would have accrued to Ms. Parent and Mr. Schmidt in the 12 months following termination in accordance with their employment agreements.

(4)	For Ms. Parent and Mr. Schmidt in accordance with their employment agreements as summarized above.

(5)	Includes the fair value of Mr. Chapman’s company automobile of $51,395 as of December 31, 2006.

(6)	Effective July 10, 2006, Mr. Chapman retired from the Company and this table reflects the actual payments under his severance compensation agreement paid or accrued as of December 31, 2006, as described above.

DIRECTOR COMPENSATION

Introduction

Our Board believes that our future growth and profitability also depend upon our ability to maintain a competitive position in attracting and retaining qualified directors and that both cash compensation and equity awards are an important part of the compensation offered to directors.

The following table summarizes the compensation paid to all persons serving as non-employee directors during 2006:

	Fees Earned or	Stock	Option
Name	Paid in Cash	Awards(2)	Awards(2)	Total

William S. Banowsky, Jr.	$72,000	$42,522	$37,401	$151,923
Peter S. Brodsky	63,000	5,504	40,279	108,783
Royal W. Carson III	60,500	53,771	32,611	146,882
Dr. William H. Cunningham(3)	58,500	108,535	38,360	205,395
Randall S. Fojtasek(4)	17,500	53,771	13,449	84,720
Patti S. Hart(1)	1,250	—	7,898	9,148
Wilma H. Jordan(4)	36,375	42,522	13,449	92,346
Michael A. Pausic	46,000	6,118	22,210	74,328
Douglas W. McCormick, Chairman(1)	12,500	—	28,743	41,243
Mitchell Stern(1)	11,000	—	21,078	32,078

Totals	$378,625	$312,733	$255,478	$946,846

(1)	Messrs. McCormick and Stern were elected to our Board on September 29, 2006 and Ms. Hart was elected to our Board on December 13, 2006.

(2)	Amounts are calculated as required under SFAS 123R. See Note 8 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 for the assumptions underlying the valuation of equity awards.

(3)	Dr. Cunningham elected to take 50% of his annual fees in cash and 50% in our Class A common stock. During the year he received 3,526 shares of Company Class A stock which is reflected in the stock award column at its full fair grant date fair value, which is calculated using the average of the high and low sale prices of our common stock, as reported on the NYSE, on the date awarded to Dr. Cunningham.

(4)	Mr. Fojtasek resigned from our Board effective July 31, 2006 and Ms. Jordan resigned from our Board effective August 1, 2006.

Cash Compensation

Our non-employee directors receive an annual retainer for all services rendered as directors of $30,000 and compensation of $1,500 for attending Board meetings in person or $1,000 for attending via telephone. Committee members also receive $1,000 for attending committee meetings in person or $500 for attending via telephone. The chairman of our compensation committee and the chairman of our nominating and corporate governance committee each receive an additional annual retainer of $7,500, and the chairman of our audit committee receives an additional annual retainer of $10,000. Directors may elect to receive half of their annual retainer in the Company’s class A common stock. We do not maintain a medical, dental or retirement benefits plan for our non-employee directors.

Equity Compensation

On December 1, 2006, our shareholders approved the Third Amended and Restated 2002 Non-Employee Director Stock Plan that increased the number of shares of class A common stock reserved for issuance under the plan from 400,000 shares to 1,500,000 shares and provided the compensation committee with discretion regarding the size and timing of stock option grants and restricted stock awards for non-employee directors.

Grants were made to our directors on November 14, 2006 as follows: each of our non-employee directors were granted options to purchase 100,000 shares of class A common stock and additional options were granted to each non-employee director to purchase the following: 50,000 shares of class A common stock to the Chairman of our Board, 30,000 shares of class A common stock to the Chairman of the audit committee, 10,000 shares of class A common stock to each audit committee member and 15,000 shares of class A common stock to each of the Chairman of the compensation committee and the chairman of the nominating and corporate governance committee.

These grants represent a significant increase over historic grant amounts. Based in part upon the recommendation of a third party consultant who performed market analysis and peer comparison, we felt these grant levels were necessary to attract and retain highly qualified directors.

Stock options granted pursuant to the Third Amended and Restated 2002 Non-Employee Director Stock Plan expire on the earlier of 10 years from the date of grant or three months after cessation of service as a director. Stock options granted pursuant to the plan have an exercise price equal to the fair market value of a share of our common stock on the date of grant. Options granted under the plan vest over a period of four years, with 25% of the options vesting on each anniversary of the grant date, beginning one year from the date of grant. Restricted stock awards granted under the plan vest over a period of five years, with 20% of the shares granted under the award vesting on each anniversary of the grant date, beginning one year from the date of grant.

Upon any change of control, or if we or affiliates of Hicks Muse enter into any agreement providing for our change of control, the compensation committee may declare that any restrictions applicable to a stock award may lapse and any or all outstanding options shall vest and become immediately exercisable. Thereafter, the stock options will be subject to the terms of the transaction effecting the change of control.

The following table summarizes the fair value of the equity-based awards granted during the year ended December 31, 2006 computed in accordance with SFAS 123R and the aggregate number of stock options and restricted stock awards outstanding for each non-employee director as of December 31, 2006:

							Number of Aggregate
	Restricted Stock Awards			Stock Option Awards			Awards Outstanding
		Restricted	Fair		Stock	Fair	Restricted
	Date of	Stock	Value at	Date of	Option	Value at	Stock	Stock
Name	Award	Awards	Grant Date(3)	Award	Awards	Grant Date(4)	Awards	Options

William S. Banowsky, Jr.	5/5/2006	2,000	$18,340	5/5/2006	3,000	$8,648	7,510	130,842
		—		11/14/2006	125,000	380,013
Peter S. Brodsky	5/5/2006	2,000	18,340	5/5/2006	3,000	8,648	2,000	128,000
		—		11/14/2006	115,000	349,611
Royal W. Carson III	5/5/2006	2,000	18,340	5/5/2006	3,000	8,648	9,097	104,333
		—		11/14/2006	100,000	304,010
Dr. William H. Cunningham	5/5/2006	2,000	18,340	5/5/2006	3,000	8,648	7,510	135,842
		—		11/14/2006	130,000	395,213
Randall S. Fojtasek(1)	5/5/2006	2,000	18,340	5/5/2006	3,000	8,648	—	—
Patti S. Hart(2)		—	—	12/13/2006	100,000	327,180	—	100,000
Wilma H. Jordan(1)	5/5/2006	2,000	18,340	5/5/2006	3,000	8,648	—	—
Michael A. Pausic	5/5/2006	2,222	20,376	5/5/2006	3,333	9,607	2,222	103,333
		—	—	11/14/2006	100,000	304,010	—	—
Douglas W. McCormick, Chairman(2)	—	—	—	11/14/2006	150,000	456,015	—	150,000
Mitchell Stern(2)	—	—	—	11/14/2006	110,000	334,411	—	110,000

Totals		14,222	$130,416		951,333	$2,911,957	28,339	962,350

(1)	Mr. Fojtasek resigned from the Board of Directors effective July 31, 2006 and Ms. Jordan resigned from the Board of Directors effective August 1, 2006.

(2)	Mssrs. McCormick and Mr. Stern were elected to the Board of Directors on September 29, 2006 and Ms. Hart was elected to the Board of Directors on December 13, 2006.

(3)	The value of the restricted stock awards was calculated as the average of the high and low market price of our class A common stock, as reported by the NYSE on the date of grant.

(4)	Amounts are calculated as required under SFAS 123R. See (Note 8) to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for the assumptions underlying the valuation of equity awards.

REPORT OF THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS

The compensation committee has reviewed the Compensation Discussion and Analysis and discussed such discussion and analysis with management. Based on the committee’s review and discussions with management, the compensation committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s 2007 proxy statement. This report is provided by the following independent directors, who comprise the compensation committee:

Compensation Committee of our Board of Directors

Peter S. Brodsky (Chairman)
Royal W. Carson III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Financial Advisory Agreement. Prior to November 1, 2005, the Company had been party to an agreement with an affiliate of Hicks Muse, which provided for reimbursement of certain expenses to Hicks Muse incurred in connection with certain financial consulting services. The Company incurred fees under this arrangement of $16,000 and $17,000 for the years ended December 31, 2005 and 2004, respectively. The Financial Advisory Agreement was terminated on November 1, 2005 at no cost to the Company.

Centennial Cable of Puerto Rico. Centennial Cable of Puerto Rico, in which Hicks Muse has a substantial economic interest, provides the Company advertising and promotional services. The Company recorded barter revenue of $0.1 million and $0.6 million and recorded barter expense of $0.2 million and $0.6 million for the years ended December 31, 2006 and 2005, respectively, in connection with transactions with Centennial Cable of Puerto Rico. There was no activity in 2004.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

On an annual basis, each director and executive officer of our Company must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the Director and Officer Questionnaire submitted by a director or executive officer is reviewed and considered by our Board in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP in the fiscal years ended December 31, 2006, and December 31, 2005, respectively, are as follows (in thousands):

	2006	2005

Audit Fees	$1,584	$1,251
Audit-Related Fees	17	36
Tax Fees	—	—
All Other Fees	7	—

Total	$1,608	$1,287

Items included under Audit Fees include professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements included in our Form 10-K, section 404 compliance and review of financial statements included in our Forms 10-Q for the years ended December 31, 2006 and 2005.

Items included under Audit-Related Fees include professional services rendered by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and which are not included under Audit Fees, during the years ended December 31, 2006 and 2005.

Items included under All Other Fees include costs for seminars conducted by PricewaterhouseCoopers LLP and for annual usage fees relating to software sponsored by PricewaterhouseCoopers LLP.

The audit committee pre-approves all services relating to PricewaterhouseCoopers LLP. No services were approved pursuant to the de minimis exception.

OTHER INFORMATION

Other Matters

As of the date of this Proxy Statement, our Board does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice and Proxy Statement for the Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Stockholder Proposals for the 2008 Annual Meeting

Proposals of stockholders intended to be presented at the 2008 Annual Meeting pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us no later than the close of business on November 30, 2007 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Denise M. Parent, Secretary, LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board and of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8). Such nominations and proposals for the 2008 Annual Meeting, other than those made by or on behalf of our Board, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received no earlier than January 2, 2008 and no later than February 1, 2008, assuming that the 2008 Annual Meeting is to be held between April 2, 2008 and July 11, 2008, as we currently anticipate. In the event that the 2008 Annual Meeting is not held between April 2, 2008 and July 11, 2008, notice of stockholder nominees or proposals must be received no earlier than 120 days before the date of the 2008 Annual Meeting and no later than 90 days before the date of the 2008 Annual Meeting or the 10th day following our first public announcement of the date of such meeting, whichever is later. Our bylaws also require that such notice contain certain additional information. Copies of our bylaws can be obtained without charge from the Secretary.

Proxy Solicitation

The cost of the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, certain of our officers and employees, without extra remuneration, may solicit proxies personally, by telephone, mail or facsimile. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy to any stockholder upon written or oral request to LIN TV Corp., Four Richmond Square, Suite 200 Providence, Rhode Island 02906, Attention: Denise M. Parent, Secretary; telephone (401) 454-2880. If any stockholder wants to receive separate copies of the proxy statement in the future, or if any stockholder is receiving multiple copies and would like to receive only one copy for his or her household, such stockholder should contact his or her bank, broker, or other nominee record holder, or such stockholder may contact us at the above address and phone number.

By Order of our Board of Directors,

Denise M. Parent
Secretary

March 30, 2007

☐	▼ DETACH PROXY CARD HERE ▼

Please Mark, Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.	☒ Vote MUST be indicated (x) in Black or Blue ink.

The board of directors recommends a vote “FOR” proposal (1).

1.	To elect the following nominees to the Board of Directors to serve as a Class 1 director for a term of three years.

	FOR ALL	☐	WITHHOLD FOR ALL	☐

Nominees: William S. Banowsky, Jr., Dr. William H. Cunningham and Patti S. Hart

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û

SCAN LINE (FPO)

(Please sign proxy as name appears on corporate records. Joint owners should each sign personally. Trustees and others in a representative capacity should indicate the capacity in which they sign.)

Date Share Owner sign here	Co-Owner sign here

PROXY
LIN TV Corp.
Four Richmond Square, Suite 200
Providence, Rhode Island 02906

2007 Annual Meeting of Stockholders

This Proxy is solicited on behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Bart W. Catalane, Denise M. Parent and William A. Cunningham, and each of them, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of class A common stock of LIN TV Corp. (the “Company”) which the undersigned would be entitled to vote if present in person at the Annual Meeting of Stockholders of the Company to be held at the offices of WALA-TV, 1501 Satchel Paige Drive, Mobile, Alabama 36606, at 10:00 a.m., local time, on May 1, 2007 or at any adjournment(s) or postponement(s) thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL. THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

To include any comments, please mark this box.	☐	(Continued and to be signed on the reverse side)

To change your address, please mark this box.	☐

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